Exhibit 10.37

The registrant is claimed confidential treatment with regard to portions of this exhibit. This filing omits confidential information (denoted by asterisks) submitted separately to the Division of Corporation Finance.

DATED                                                                                                                           2005

(1)	CENTRICA PLC (for and on behalf of its Group Companies)

(2)	EXLSERVICE HOLDINGS, INC.

(3)	EXL SERVICE.COM (INDIA) PRIVATE LIMITED

FRAMEWORK AGREEMENT FOR

THE PROVISION OF SERVICES

AGREEMENT REFERENCE:

CEN/2005/9464/BU

Eversheds LLP

Cloth Hall Court

Infirmary Street

Leeds LS1 2JB

Tel: +44 (0) 113 243 0391

Fax: +44 (0) 113 245 6188

CONTENTS

Clause		Page
1	DEFINITIONS AND INTERPRETATION	1
2	CONDITIONS PRECEDENT	14
3	TERM OF AGREEMENT AND OF INDIVIDUAL WORK CONTRACTS	15
4	NO EXCLUSIVITY	17
5	FORMATION OF WORK CONTRACTS	17
6	APPOINTMENT	18
7	TRANSITION PLAN	19
8	ACCEPTANCE PROCESS	21
9	DELAYS IN TRANSITION PLAN AND REMEDIES FOR DELAYS	23
10	SERVICE PROVISION	24
11	CONTRACTOR & CLIENT WARRANTIES	27
12	KPIS AND SERVICE LEVELS	30
13	CO-OPERATION WITH THIRD PARTIES	31
14	CHANGE CONTROL	32
15	REGULATORY COMPLIANCE	33
16	CONTRACT MANAGEMENT/KEY STAFF	34
17	MANAGEMENT AND SUPERVISION	36
18	MONITORING/AUDIT/ACCESS RIGHTS	37
19	PRICING	39
20	THIRD PARTY SERVICES	40
21	PAYMENT	40
22	***	42
23	INTELLECTUAL PROPERTY RIGHTS	42
24	DOCUMENTATION/RECORDS	47
25	INSURANCE	47
26	INDEMNITIES AND LIMITATIONS UPON LIABILITY	49
27	DISASTER RECOVERY	52
28	SUSPENSION OF SERVICES	52
29	FORCE MAJEURE	56
30	***	58
31	DISPUTE RESOLUTION	61
32	TERMINATION	63
33	EFFECT OF TERMINATION	66
34	***	68
35	EMPLOYEES	69
36	CONFIDENTIALITY	70

37	ANNOUNCEMENTS/PUBLICITY	74
38	ENTIRE AGREEMENT	74
39	NOTICES	74
40	WAIVER	76
41	INVALIDITY AND SEVERABILITY	76
42	ASSIGNABILITY	77
43	GROUP BENEFIT	78
44	SUBCONTRACTING	78
45	NO PARTNERSHIP	78
46	AMENDMENT	79
47	LAW AND JURISDICTION	79
48	COUNTERPARTS	79
49	NON-SOLICITATION	79

THIS AGREEMENT (the “Agreement”) is made on	2005

BETWEEN

(1)	Centrica plc (registered as a public limited company in England under number 3033654) whose registered office is at Millstream, Maidenhead Road, Windsor, Berkshire SL4 5GD (“Client”) (for and on behalf of Client Group);

(2)	ExlService Holdings, Inc., a Delaware corporation with its principal office at 350 Park Avenue, 10th Floor, New York, NY 10022, USA ( “EXL US”); and

(3)	exl Service.com (India) Private Limited, an Indian private limited company with its principal office at 48 Sector 58, Noida, UP 201 301, India (“EXL India”).

BACKGROUND

(A)	Client wishes to enter into a relationship for the provision from time to time by a third party contractor of certain services to Client.

(B)	Through a process of competitive tender the Contractor has indicated its willingness to provide services of the type required by Client. The Contractor comprises EXL US and EXL India which are collectively to provide the Services.

(C)	The Contractor has agreed to provide certain initial services to Client in accordance with the terms of this Agreement, by entering into a series of Work Contracts with Client (as defined below).

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following expressions shall have the following meanings unless the context otherwise requires:

“Acceptance”	acceptance for each Testable Output, which shall occur on the day on which an Acceptance Certificate has been issued for such Testable Output

“Acceptance Certificate”	a confirmation (which can be in electronic format) to be issued by Client in relation to a Testable Output when the Acceptance Test(s) has been completed, and all the relevant Acceptance Criteria met or waived, for that Testable Output

“Acceptance Criteria”	the criteria to be used to assess each Testable Output, as set out in Annex 1 of each Work Contract

“Acceptance Tests”	such tests to be carried out by Client in respect of the Testable Outputs as are set out in the Transition Plan contained in Annex 1 of each Work Contract

“Affiliate”	any Subsidiary or Holding Company of a company and any Subsidiary of any such Holding Company. “Subsidiary” and “Holding Company” shall each have the meaning set out in section 736 of the Companies Act 1985 (as amended)

“Agreed Documents”

(a)     those documents relating to this Agreement, and to Work Contracts generally, contained in the separate bundle entitled “Agreed Documents Relating to the Framework Agreement for the provision of Services”, such bundle comprising the documents and items listed in Schedule 17 and being signed or initialled by an authorised representative of each party and dated the same date as this Agreement, as may be varied from time to time by invoking the Change Control Procedure; and

(b)     those documents relating to specific Work Contracts contained in a separate bundle entitled “Agreed Documents relating to Work Contract Reference:”, such bundle being signed by an authorised representative of each party and which is dated with the same date as the relevant Work Contract, as may be varied from time to time, by invoking the Change Control Procedure

“Annex”	an annexure to a Work Contract

“Anticipated Services”	back office processes associated with customer transfers (including meter reading disputes), billing, metering, customer payment processing, Homemove and account maintenance, and electricity pre-payment

“Assets”	any item of equipment, infrastructure, network, hardware and software, premises and furniture which the Contractor uses to perform the Services

“Authorised Representative”	the relevant individual having responsibility for the matter in question for each of Client and the Contractor as detailed in paragraph 7 of Schedule 6

“BCP”	the business continuity plan designed to ensure the Contractor is able to continue to provide the Services in the event of certain specified disruptive incidents, based on the BCP principles being set out in Schedule 8

“Business Day”	a day (other than a Saturday or Sunday) on which commercial banks are open for deposit taking in London

“Change Control Procedure”	the procedure set out in Schedule 4

“Change Notices”	those notices issued pursuant to the Change Control Procedure

“Charges”	the Implementation Charges and the Service Charges

“Client Competitor”	***

“Client Group”	any company which on the date of this Agreement or during the term of the Agreement is, in relation to Client, its Affiliate

“Client Materials”	the software, hardware and other materials which are to be provided by Client to the Contractor pursuant to this Agreement, together with any other software, hardware and other materials which are provided or made available by Client and/or its sub-contractors to the Contractor for the purposes of this Agreement

“Confidential Information”	will mean and include:

(a)     any information of a confidential nature, including documents, letters, plans, diagrams, sketches, drawings, photographs, models, specifications, software, programs, data and any other material bearing or incorporating any information relating to the disclosing party and/or its know-how, business, affairs, customers, contractors and/or assets disclosed to the receiving party, whether in writing, orally or by any other means, by the disclosing party or any third party acting on its behalf, whether before, after or on the Effective Date including for the avoidance of doubt the information contained in the CD containing the Contractor’s pricing model and formulae included in the Agreed Documents;

(b)     in respect of Client only, analyses, compilations, studies, notes and other documents prepared by the Contractor which contain or otherwise reflect or are generated from any such information specified in paragraph (a) above; and

(c) information of a confidential nature obtained by observation during visits to premises, but will exclude any part of such information which (and which can be shown by documentary evidence):

(i) is or becomes available in the public domain without breach of this Agreement;

(ii) a party can prove is lawfully in its possession free of any restriction as to its use or disclosure before the date of the disclosure;

(iii)   is or was received by the Client on the one hand and EXL US and/or EXL India on the other from any third party not acting on behalf of the other of them where such third party has the right to disclose such information; or

(iv) subject to clauses 36.2 and 36.3, Authorised Representatives of the parties have agreed in writing may be disclosed

“Continuation Period”	a period following the date of termination of a Work Contract during which Client may elect to continue to receive certain Services, as more specifically described in clause 33.7

“Contractor”	each and/or both (as appropriate) of EXL US and EXL India

“Contractor Competitor”	***

“Contractor Covenant” or “Contractor Covenants”	each (and all, as appropriate) of the covenants contained in Schedule 13

“Contractor Software”	Software owned or licensed by the Contractor or its Affiliates (excluding the Client Materials)

“Contract Period”	in relation to a Work Contract, the period from the Contract Term Start Date until the date of termination of such Work Contract, in accordance with the terms of this Agreement or such Work Contract)

“Contract Term Start Date”	the date upon which a Work Contract comes into force, such date being specified in each Work Contract

“Contract Year”	the period of 12 months commencing on the Effective Date and thereafter each consecutive period of 12 months, and in the final Contract Year the period between the last anniversary of the Effective Date and the date of expiry or termination of this Agreement

“Control”	shall have the meaning set out in section 416 of the Income and Corporation Taxes Act 1988

“Data Protection Agreement”	the data protection agreement signed by the parties, substantially in the form set out in Exhibit 1

“Defects Notice”	a notice given under clause 7.6 using the pro forma set out in Schedule 10

“Deliverable”	a defined output specified in the Transition Plan in Annex 1 of each Work Contract, necessary in order for the Contractor to deliver the Transition Plan in accordance with its terms

“Dependency” or “Dependencies”	any or all of the specific actions to be taken by Client as are set out in this Agreement or the relevant Work Contract

“Direct Costs”	has the meaning given to such term in clause 22.2

“Dispute Resolution Procedure”	the procedure for the resolution of disputes contained in clause 31

“Effective Date”	the date of commencement of this Agreement, being the date upon which all of the conditions set out in clause 2.1 are satisfied

“Emoluments”	all and any wages, salaries, bonuses, commissions, PAYE, national insurance contributions and other periodic outgoings (including pensions contributions) (or equivalent payment obligations in a jurisdiction other than England) attributable to the employment of any employees

“Employment Liabilities”	compensation, awards, losses, costs, claims, fines, penalties, damages, expenses (including legal and other professional expenses) or liabilities relating to the employment/termination of employment

“Exit Plan”	an exit plan based on the principles contained in Schedule 9

“Failure”	a failure of the Contractor Covenants, as described in paragraph 3.2 of Schedule 13

“FOIA”	the Freedom of Information Act 2000

“Force Majeure”	has the meaning given to it in clause 29.4

“Good Industry Practice”	using standards, practices, methods and procedures which comply with all applicable Regulations and utilising that degree of skill and care, which would reasonably and ordinarily be expected from a skilled and experienced person engaged in a similar type of undertaking

“Grouped Work Contract”	a Work Contract that is stated to be grouped with one or more other Work Contracts for certain purposes, as set out in such Work Contract, which may include grouping for the purpose of transition, volume forecasting and/or gain share

“Hardware”	any and all computer, telecommunication and network equipment, cabling and any physical asset which relies in any respect on computer hardware or other information technology (whether embedded or not) used in the provision of the Services

“Implementation”	the process of transferring the provision of the Services (or some of them) from Client to the Contractor

“Implementation Charges”	the charges payable by Client to the Contractor for the Contractor’s provision of the Implementation Services, as contained in each Transition Plan in Annex 1 of each Work Contract

“Implementation Period”	the period between the Contract Term Start Date specified in a Work Contract and Acceptance of the final element of Implementation for the Services the subject of such Work Contract

“Implementation Services”	the services to be provided as part of a Transition Plan as set out in Annex 1 of each Work Contract

“Indian Regulations”	all laws and legislation of India applicable to the Services and/or the output from the Services

“Initial Term”	the minimum term specified in each Work Contract

“Inscope Change”	has the meaning given to it in Schedule 4

“Intellectual Property Rights”	patents, trade marks, design rights (whether registrable or otherwise), applications for any of the foregoing, copyrights, database rights, know-how, trade or business names, and other similar rights or obligations whether registrable or not in England and/or India

“Key Milestone”	a key stage in Implementation (whether a Deliverable or an element of the Implementation Services), each Key Milestone being an indicator of whether the Contractor is reaching the required levels of progress within the timescales set out in the Transition Plan contained in Annex 1 of each Work Contract and collectively indicating the likelihood of the Contractor being able to deliver the Transition Plan in accordance with its terms

“Key Staff”	the individuals to be appointed by the Contractor to the roles specified in Schedule 5 and Annex 8 of each Work Contract and any Staff appointed as assistant manager grade or above

“KPI”	the Service Levels described as key performance indicators in Annex 5 of each Work Contract

“Liquidated Damages”	liquidated damages payable by the Contractor to Client for failing to achieve Key Milestones during the Implementation Period, as specified for each Work Contract in accordance with the process in Schedule 2 and more precisely detailed in Annex 1 of each Work Contract

“Minimum Term”	the minimum term of this Agreement, being the period from the Effective Date until the date which is three years from the Service Commencement Date of the first Work Contract under which the Contractor is to supply Services to the Client

“Month”	a calendar month (and “Monthly” shall be construed accordingly)

“Outscope Change”	has the meaning given to it in Schedule 4

“party”	any of Client, EXL US and EXL India

“parties”	the Client on the one hand and EXL US and EXL India on the other

“Permitted Contractor”	has the meaning given to it in clause 44.1

“Premises”	the site(s) from which the Contractor provides the Services to Client as specified in a Work Contract and any other site (or any part thereof) agreed from time to time by the parties in writing to have Services performed from it for Client

“Pre-Process training”	includes induction to the Contractor and Client, introduction to the utilities industry in the UK and includes training on Data Protection Act and Disability Discrimination Act

“Pricing Model”	the menu of prices and methodology for translating such menu of prices into individual Work Contracts, as is contained in Schedule 7

“Process Methodology”	the process and methodology to agree the specific terms of a Work Contract, set out in Schedule 2

“Process Training”	includes training on systems which are used to deliver the processes

“Project Materials”	any and all works of authorship, products and materials developed, written or prepared by the Contractor specifically for the purposes of this Agreement including the process and related documents produced by the Contractor in accordance with the baseline analysis agreement and all computer programs, reports, studies, data, diagrams and charts and all reports and other outputs generated by the Contractor as part of its obligations (excluding those prepared for internal use), save as otherwise agreed in writing by the parties

“ProMPT”	the Contractor’s process management and performance tracking system known as ProMPT

“Regulations”	UK Regulations and Indian Regulations

“Regulatory Authority”	all relevant governmental, statutory or regulatory bodies in England and/or India or any other competent authority or entity (including, in respect of UK Regulations, the Financial Services Authority and the Information Commissioner) as the same may be replaced from time to time having responsibility for the regulation or governance of activities which include all or some of the Services or the use or application of the output from the Services

“Service Charges”	the charges payable by Client to the Contractor for the provision of the Services, as set out in Annex 6 of each Work Contract

“Service Commencement Date”	in respect of each Work Contract the date upon which the Contractor first starts to perform the Services associated with a Service Element under that Work Contract

“Service Credits”	service credits payable by the Contractor to Client in the circumstances and for the sums specified in Annex 5 of each Work Contract

“Service Element”	individual components of the Services, as are specified in Annex 2 of each Work Contract

“Service Level” and “Service Levels”	any of, or all of, the service levels set out in Schedule 3 and Annex 5 and Annex 7 of each Work Contract

“Services”	the services to be performed from time to time by the Contractor as identified in each Work Contract then in force

“Shared Resources”	Staff who are not dedicated to performance of the Services, being only those identified as such in Schedule 5 and Annex 8 of each Work Contract

“Software”	any and all computer programs and where appropriate licences to use the same, including all modules, routines and subroutines of such programs, used in the provision of the Services

“Staff”	those employees of the Contractor and employees of any Permitted Contractor (in each case whether full time, part time or temporary) delivering the Services from time to time

“Testable Output”	each output to be tested in relation to Deliverables and Implementation Services as expressly referred to as a ‘Testable Output’ in Annex 1 of a Work Contract

“Transition Plan”	the plan, including the Deliverables, Implementation Services and Key Milestones, contained in Annex 1 (together with the terms and conditions relating to these), that governs the way in which the Contractor must prepare for and carry out the migration of the Services from Client to the Contractor

“Transition Project Plan”	the plan which sets out the process to manage the transition of the Services to the Contractor

“UK Regulations”	all laws and legislation of England applicable to the Services and/or the output from the Services (including, where applicable, the Data Protection Act 1998 and all rules, directions, regulations and recommendations issued by Regulatory Authorities which are applicable to the Services and in the case of recommendations treated as binding by Client)

“VAT”	value added tax imposed by the Value Added Tax Act 1994

“Warranty” and “Warranties”	any of, or all of, the warranties contained in clause 11

“Work Contract”	a work contract agreed and signed by Client and the Contractor in relation to Services based on the pro forma set out in Schedule 15

“Work Contract Year”	in respect of each Work Contract, the period of 12 months commencing on the Service Commencement Date, thereafter each consecutive period of 12 months, and in the final Work Contract Year the period between the last anniversary of the Service Commencement Date and the date of expiry or termination of the Work Contract

“Year 2000 Compliant”	the definition of Year 2000 Compliant as set out in “Amplification of the Definition and Rules” in the British Standards Institution document DISC PD 2000-1:1998

1.2	Schedules 1 to 18 form an integral part of this Agreement and references to this Agreement include the Schedules to this Agreement.

1.3	References in this Agreement to clauses or Schedules are to clauses of, or Schedules to, this Agreement. For the avoidance of doubt references in a Work Contract to Annexes shall be to the Annexes of that Work Contract.

1.4	A reference to this Agreement shall include all Work Contracts entered into pursuant to this Agreement in force from time to time.

1.5	The headings used in this Agreement are for convenience only and do not affect the construction or interpretation of this Agreement.

1.6	References to a statute or statutory provision include that provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement and any subordinate legislation made under it.

1.7	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and reference to any gender shall include the other genders.

1.8	Words importing individuals or persons shall include companies, corporations, firms, unincorporated bodies of persons and partnerships.

1.9	The words “include”, “including”, “includes”, “in particular” or any similar expression are to be construed as if they were immediately followed by the words “without limitation”.

1.10	The obligations of EXL US and EXL India under this Agreement are joint and several. However, complete fulfilment by EXL India of obligations imposed on “the Contractor” under this Agreement will discharge EXL US of those same obligations and vice versa. Where any consent or agreement is required from the Contractor, EXL US and/or EXL India pursuant to this Agreement the consent or agreement (as appropriate) of their Authorised Representative (where appropriate) and otherwise either of EXL US or EXL India shall constitute the consent or agreement (as appropriate) of both of them. Where there is any requirement on Client to provide information, support or carry out activities in relation to the Contractor, and the Agreement is silent as to which entity or person such requirement shall be provided, the fulfilment of that requirement to one of EXL US and EXL India shall constitute fulfilment of that requirement as regards both of them without further enquiry being necessary by Client.

1.11	If there is any ambiguity between the terms of a Work Contract, the annexes to a Works Contract, clauses 1 to 49 of this Agreement and the Schedules, the following order of priority shall prevail:

1.11.1	the Work Contract;

1.11.2	the annexes to a Works Contract;

1.11.3	clauses 1 to 49 of this Agreement;

1.11.4	the Schedules; and

1.11.5	the Agreed Documents.

2.	CONDITIONS PRECEDENT

2.1	The obligations of each party under this Agreement are conditional upon and shall not come into effect until the Contractor has delivered an executed copy of the Data Protection Agreement dated the same date as this Agreement.

2.2	Notwithstanding clause 2.1, the following clauses shall have effect immediately upon the date of signature of this Agreement by all the parties: 1 (to the extent applicable), 2, 32, 36, 37, 38, 47 and 48.

2.3	If the condition in clause 2.1 has not been satisfied or waived by Client by August 31, 2005 Client may, at no cost, terminate this Agreement immediately by serving written notice upon the Contractor.

3.	TERM OF AGREEMENT AND OF INDIVIDUAL WORK CONTRACTS

3.1	This Agreement shall commence on the Effective Date and, subject to clauses 32 and 33.7, shall continue for the Minimum Term.

3.1.1	No later than six months prior to the expiry of the Minimum Term, Client may notify the Contractor in writing that it wishes to extend the Agreement for a further period of 12 months from the date of expiry of the Minimum Term (such period being the “First Extension Period”).

3.1.2	No later than six months prior to the expiry of the First Extension Period Client may notify the Contractor in writing that it wishes to extend the Agreement for a further period of 12 months from the date of expiry of the First Extension Period (such period being the “Second Extension Period”).

3.1.3	For the avoidance of doubt, extension of this Agreement pursuant to clauses 3.1.1 and/or 3.1.2 shall extend the term of any Work Contract unless Client advises the Contractor otherwise in writing in relation to any Work Contract.

3.2	The expiry or termination of this Agreement shall have the following effect in relation to any Work Contract in force immediately prior to the expiry or termination of this Agreement:

3.2.1	Save where clause 3.2.3 applies, if Client gives notice in writing to the Contractor prior to the date of expiry or termination of this Agreement (the “Termination Date”) that it wishes any Work Contract that would otherwise then be in force to terminate on the Termination Date any such Work Contract shall terminate on the Termination Date contemporaneously with this Agreement.

3.2.2	Save where clause 3.2.3 applies, if Client does not give any notice of the type envisaged in clause 3.2.1 then this Agreement shall not terminate on the Termination Date but shall stay in full force and effect (other than providing for the entering into of any new Work Contract) until expiry or termination of the last Work Contract remaining in force following the Termination Date.

3.2.3	Where the Contractor terminates this Agreement either pursuant to clause 32.4 or, pursuant to clause 29.3.2 in circumstances where all the Services then being provided under this Agreement are terminated pursuant to that clause, the termination of this Agreement shall terminate any Work Contracts outstanding at the date of such termination.

3.3	Any Work Contract shall commence on the Contract Term Start Date and, subject to clauses 3.1, 3.2 and 33.7 and elsewhere as specified in this Agreement, shall continue for the Initial Term and thereafter until terminated by at least three months’ written notice from any party.

3.4	Notwithstanding the above, Client may terminate a Work Contract within its Initial Term provided that Client serves three (3) months’ prior written notice upon the Contractor. If Client exercises its right to terminate under this clause 3.4 in respect of a Work Contract, and in relation to each Work Contract so terminated, Client shall pay within 30 days of the date the Work Contract terminates:

3.4.1	the sum of £385 per FTE (as defined in the relevant Work Contract) engaged in the provision of the Services on a dedicated basis under and in accordance with that Work Contract and this Agreement as at the date of the termination of the Work Contract; and

3.4.2	the unrecovered part of any infrastructure and/or set-up costs specific to the Work Contract (such costs to be amortised on a straight line basis over the original Contract Period of the Work Contract) and the Contractor’s reasonable demobilisation expenses (being employee severance costs (in such amounts as set out in the appropriate sections of the Agreed Documents) or, if less, the cost of the Contractor in relocating employees to another site, together with technology and telecoms decommissioning). The Contractor shall mitigate all such costs to the extent reasonable. Any alteration to the Contractor’s separation policy set out in the Agreed Documents in relation to Staff shall not, unless and to the extent required by Indian Regulations, lead to or give rise to any increase in the severance costs payable by Client under this clause. If Client exercises its rights under this clause the Contractor shall give notice to Staff at such time, consistent with the separation policy, as Client shall require.

3.5	Notwithstanding the above, if the Contractor Covenants are in Failure, Client may terminate this Agreement and all Work Contracts under it on three (3) months prior written notice without paying any compensation pursuant to clause 3.4 and, if it wishes, exercise its rights under Schedule 14 in which case this Agreement and all Work Contracts shall terminate in accordance with the terms of that Schedule.

3.6	For the avoidance of doubt a Work Contract may be signed on behalf of the Contractor by an Authorised Representative of either EXL India or EXL US.

4.	NO EXCLUSIVITY

4.1	Save as Client may expressly agree in writing in a Work Contract, this Agreement grants no exclusivity to the Contractor over any services or gives any commitment to take a specific volume or minimum volume of the services which Client wishes to procure, whether or not such services are similar to or the same as those supplied by the Contractor to Client pursuant to a current Work Contract.

4.2	None of the parties has any commitment to enter into any Work Contract with the other parties during the term of this Agreement.

5.	FORMATION OF WORK CONTRACTS

5.1	This Agreement sets out the basic uniform terms of each Work Contract and establishes the overarching principles and processes that will apply to the provision of Services by the Contractor to Client. In respect of the Anticipated Services, Work Contracts shall strictly adhere to the principles contained in the Schedules and the Annexes to the draft Work Contract contained in Schedule 15, save only to the extent not applicable to the relevant Services or if Client agrees in writing to an express variation.

5.2	Whenever Client, or any member of Client Group requires, and the Contractor agrees to provide services, a Work Contract substantially similar to the form set out in Schedule 15 shall be agreed and signed by Authorised Representatives of Client and the Contractor and Client and the Contractor will, acting in good faith, follow the Process Methodology. It is acknowledged by the parties that for Services, other than Anticipated Services, the terms contained in the Annexes to the Work Contract may need to be varied insofar as the draft provisions are not relevant to such Services.

5.3	To facilitate the commercial agreement of Work Contracts, Client and the Contractor have agreed the Pricing Model and recognise that, unless agreed in writing to the contrary by Client, whenever applicable this will be used to determine the appropriate pricing for any Work Contract. Accordingly in relation to any Work Contract Client and the Contractor, acting in good faith and in an open and transparent manner, shall:

5.3.1	save where agreed to the contrary with Client in writing, apply the Pricing Model to determine the prices properly payable for the Services required under a particular Work Contract; and

5.3.2	unless agreed in writing to the contrary by Client in writing, adhere strictly to the terms of this Agreement.

5.4	Where the Pricing Model is not applicable to specific Services the subject of a proposed Work Contract, the parties shall negotiate the charges to be applicable to the new Work Contract in good faith (and in an open and auditable manner), based always on the underlying principles of the Pricing Model.

5.5	To facilitate the application of the Agreement the Contractor agrees that it will:

5.5.1	respond to a Client request for Services on the basis set out in this Agreement; and

5.5.2	promptly provide such explanations and information as Client shall require to demonstrate that it is complying in all respects with the terms of this Agreement including this clause 5.

5.6	The provisions of a Work Contract shall override and exclude any other conditions which the Contractor may seek to impose or any contrary or additional terms and conditions as contained in or referred to in any other documents and/or correspondence from the Contractor in respect of the services which are the subject of the Work Contract.

6.	APPOINTMENT

6.1	During the Contract Period of any Work Contract the Contractor shall provide and deliver:

6.1.1	the Implementation Services; and

6.1.2	the Services,

to Client in accordance with and subject to the terms in such Work Contract and this Agreement.

7.	TRANSITION PLAN

Implementation Services

7.1	During the Implementation Period of a Work Contract the Contractor shall provide the Implementation Services and the Deliverables in accordance with the relevant Transition Plan (including provision of any training modules contained in such Transition Plan, in the manner set out in Annex 10 of each Work Contract) and the technical solution and design obligations set out in Schedule 3 and Annex 7 of the relevant Work Contract.

7.2	The Contractor shall carry out the Implementation Services and deliver the Deliverables so that the relevant Implementation Services are fully completed, and the Deliverables are achieved, all to the standard required by this Agreement within the timescales detailed in Annex 1 of the relevant Work Contract and, where parts of the same are Testable Outputs, Acceptance has occurred for such Testable Outputs before the Service Commencement Date for that Service Element.

7.3	The Contractor will perform the Implementation Services and deliver the Deliverables so as to minimise possible disruptions to Client and Client’s customers during the Implementation Period.

Right of Inspection

7.4	Client shall have, during normal business hours and otherwise on reasonable notice, the right (but not so as to unreasonably delay or impede the progress of the Implementation Services or Deliverables) itself to inspect and view the state and progress of the Implementation Services and Deliverables (including a physical inspection of the Premises, the systems, Software, records, (including employee records) and training procedures (to ensure compliance with Annex 10 of each Work Contract)) solely to ascertain whether the Transition Plan is being executed in accordance with this Agreement. If reasonably requested by Client, the Contractor shall provide copies of any documents and reports in relation to the Implementation Services and Deliverables.

7.5	Client may at any time during the Implementation Period require the Contractor reasonably to cooperate with Client in the inspection, monitoring and testing of the Implementation Services and Deliverables.

Service of Defects Notice

7.6	If Client (acting reasonably) considers that any Implementation Service or Deliverable has not been or is not being provided in accordance with this Agreement by the Contractor, it may at any time serve on the Contractor a Defects Notice specifying the relevant defect(s) in the Implementation Services or Deliverables which require remedy together with a reasonable time period for remedying such defects. If following such remedial period the Contractor remains in breach of any of its obligations under the Implementation Services or in respect of Deliverables, Client may terminate this Agreement in accordance with clause 32.1. For the avoidance of doubt if Client serves a Defect Notice then Client may not also terminate this Agreement pursuant to clause 32.1 in respect of the same failure until the period given in the Defects Notice for rectification has expired and then only if the relevant defect has not been rectified. Client agrees that it shall not exercise its right to terminate this Agreement in accordance with this clause 7.6 for a de minimis failure by the Contractor which has led to a Defects Notice being issued.

Effect of Defects Notice

7.7	Client shall have due regard to any representations made to it by the Contractor concerning any Defects Notice given under clause 7.6.

7.8	The Contractor shall as soon as practicable and in any event by the date specified by Client and at its own expense take all such measures as shall be necessary to remedy the defects of the Contractor specified in the Defects Notice.

7.9	If the Contractor fails to remedy the matter which is the subject of a Defects Notice (the “Defect”) by the expiry of the time period specified in the Defects Notice then Client may suspend those Service Elements, or parts thereof, which are affected by the Defects Notice pursuant to clause 28, or may terminate this Agreement for breach in accordance with clause 32.1.1.

7.10	Client’s rights under clauses 7.6 to 7.9 shall be without prejudice to any other rights or remedy Client may have.

Consolidation Period

7.11

Following the first Service Commencement Date for any Work Contract there shall be a 90 day consolidation period during which time the Contractor shall monitor the performance under the relevant Work Contract but, save as set out in clause 7.13, in relation to which period no claim shall be made by Client for Service Credits. If during such consolidation period the level of performance under that Work Contract is not achieving some or all of the applicable Service Levels then Client at its option may issue a notice to the Contractor (a “Consolidation Period Notice”) that it wishes to suspend the Services (either in part or whole) pursuant to clause 28. If at the end of such consolidation period the level of performance of the relevant Work Contract fails to achieve some or all of the Service Levels then Client may serve upon the Contractor a notice to terminate the relevant Work Contract pursuant to clause 32.2.1. Client agrees that it shall not exercise its right to terminate this Agreement in accordance with this clause 7.11 for a de minimis failure by the Contractor which has led to a Consolidation Period Notice being issued. In addition, if for any Work Contract, there is a Service Element for which the Implementation Period extends beyond the 90 day consolidation period specified in this clause then for that Service Element only the consolidation period shall be the planned date for completion of Implementation for that Service Element plus seven days.

7.12	In the event that Client terminates a Work Contract in accordance with clause 7.11, the Contractor shall take such steps as are necessary to return the Services to Client in accordance with clause 33 and the Exit Plan. Without prejudice to the parties’ rights and remedies arising from any termination of a Work Contract, and as set out in clause 33 and the Exit Plan, the Contractor shall pay its own costs and charges necessarily and properly incurred in migrating the Services to Client or Client’s nominated third party supplier.

7.13	Notwithstanding the above, during the Implementation Period Client will monitor the Service Level dealing with “available resource” (ie the number of full time equivalent employees) set out in Annex 5 of each Work Contract and, if the available resource does not meet the related KPI, Client shall be entitled to claim Service Credits from the Contractor in accordance with Annex 5 of such Work Contract.

8.	ACCEPTANCE PROCESS

Acceptance Tests and Acceptance Criteria

8.1	Testable Outputs for Deliverables and Implementation Services are to be subject to Acceptance Tests in accordance with the Acceptance Criteria.

8.2	The provisions of Annex 1 of each Work Contract shall determine how the Acceptance Tests and Acceptance Criteria are to be agreed, determined and carried out for Implementation Services and Deliverables.

Client Representations

8.3	The Contractor shall have due and proper regard to any representations made by Client during or regarding Client’s consideration of any Testable Output against the relevant Acceptance Criteria and any defects, errors or items to be resolved, improved, amended, varied or completed for the relevant Acceptance Criteria to be met.

Issue of Acceptance Certificate

8.4	Provided that Client, acting reasonably, is satisfied in relation to any Testable Output that:

8.4.1	all Acceptance Criteria relating to the same have been met;

8.4.2	any incomplete part of the Testable Output (a) will not impact upon the Contractor’s ability to perform the relevant Service Element in accordance with this Agreement and (b) shall be completed within ten days (or such other period as shall be agreed by the parties) of the issue of the relevant Acceptance Certificate in accordance with the terms of this Agreement; and

8.4.3	all documents required to be delivered to Client in relation to that Testable Output in accordance with this Agreement have been provided,

Client shall, immediately upon being requested so to do by the Contractor, issue the relevant Acceptance Certificate relating to the Testable Output in question.

Effect of Issue

8.5	The issue of an Acceptance Certificate in relation to any Testable Output and Acceptance occurring shall confirm acceptance by Client that the relevant Testable Output has met the relevant Acceptance Criteria. Whilst the issue of an Acceptance Certificate will confirm completion of an element of the Implementation Services, this does not in any other way lessen or affect the obligations of the Contractor under this Agreement in relation to the Services or signify Client’s approval of the means of delivery of each of the Testable Outputs or Services.

9.	DELAYS IN TRANSITION PLAN AND REMEDIES FOR DELAYS

Notice of Delay

9.1	If at any time the Contractor becomes aware that any of the Services (including any Implementation Services and/or Deliverables) will not be, or is unlikely to be, completed (including any Key Milestone not being delivered in full) in accordance with this Agreement by, or any Acceptance of a Testable Output not been achieved in accordance with any timescales set out in this Agreement (whether or not the delay is caused by the Contractor, Client or any other reason) the Contractor shall forthwith give notice to Client to that effect specifying:

9.1.1	the reason for the delay or likely delay; and

9.1.2	an estimate of the likely effect of the delay on the performance of the relevant Services, completion of the relevant Implementation Services, Deliverable or Key Milestone and the effect on the commencement of the relevant Services (taking into account any measures that the Contractor proposes to adopt to mitigate the consequences of the delay, in accordance with clause 9.3).

Supply of Information

9.2	Following service of a notice by the Contractor pursuant to clause 9.1 the Contractor shall promptly supply to Client any further information relating to the delay which from time to time:

9.2.1	is received by or known to the Contractor; or

9.2.2	is reasonably requested by Client (to the extent the Contractor knows of, has the same in its possession at the relevant time or is able to obtain it on reasonable enquiry).

Duty to Mitigate

9.3	Each party shall use all reasonable endeavours and take all reasonable steps to mitigate the consequences of any delay which is the subject of a notice pursuant to clause 9.1 and the Contractor shall implement any steps reasonably requested by Client. This obligation shall be without prejudice to any other rights of Client in respect of, or arising out of, such delay, provided that Client shall not request steps of the Contractor in respect of any failure which is already the subject of a Defects Notice where any timescale relating to the remedy of such failure in such Defects Notice has not yet expired. For the avoidance of doubt the Contractor shall not be responsible to the extent that a delay is caused by a Force Majeure which affects only Client’s ability to receive the Services and not the Contractor’s ability to perform the Services, but shall nevertheless continue to use all reasonable endeavours in accordance with this clause 9.3. Where the Contractor is unable to mitigate its costs as a consequence of Client’s action or inaction, the Contractor shall not be in breach of this clause 9.3.

***

9.4	***

***

9.5	***

***

9.6	***

9.7	***

10.	SERVICE PROVISION

10.1	The Contractor shall provide each Service Element from the relevant Service Commencement Date in accordance with:

10.1.1	the terms of this Agreement and the relevant Work Contract;

10.1.2	Client’s data security policy as provided to the Contractor in the Agreed Documents and as amended by Client in writing from time to time, provided that where the data security policy imposes obligations upon the Contractor in addition to those contained in Schedule 18, then the Contractor shall comply with such policy to the extent that it can reasonably do so without necessitating its invocation of the Change Control Procedure;

10.1.3	Good Industry Practice;

10.1.4	Client’s reasonable instructions from time to time, provided that if the Contractor reasonably considers such requirements to be an Outscope Change, it may refer such instructions to the Change Control Procedure; and

10.1.5	the information security requirements contained in Schedule 18.

10.2	The Contractor shall ensure that the Services (including the Implementation Services where applicable) are performed by:

10.2.1	members of the Key Staff, where set out in the relevant Work Contracts; and

10.2.2	such other members of the Staff who possess suitable skills and experience for the performance of the Services,

and that all such Staff (including Key Staff) comply with all the terms of this Agreement applicable to them.

10.3	The Contractor shall at all times cooperate with and assist Client as Client may properly require in order to enable Client to satisfy its legal and regulatory obligations in connection with the provision of the Services, provided that if the Contractor reasonably considers such requirements to be an Outscope Change, it may refer such instructions to the Change Control Procedure. In addition, and without prejudice to clause 36, the Contractor will also make available to Client all relevant information the Contractor maintains for the purpose of complying with its obligations under this Agreement, each Work Contract and the Data Protection Agreement and which is requested by Client solely to comply with its legal and regulatory obligations.

10.4

Client shall perform its obligations identified in this Agreement and each Work Contract. If Client does not perform any such obligation either by the time specified, or to the reasonable standards required, then the Contractor shall be excused performance of any of its related obligations to the extent that Client’s failure to perform has given rise to the Contractor’s failure to perform its obligations. This shall, save in the case where injunctive or similar equitable relief is appropriate, be the Contractor’s sole remedy for a failure by Client to perform its obligations. For the avoidance of doubt any non-payment of or dispute over the amount or payment of the Charges shall not permit the Contractor to cease or alter the performance of the Services but shall be referred to the Dispute Resolution Procedure.

10.5	The Contractor shall perform the Services in accordance with Service Levels set out in Annex 5 of each Work Contract.

10.6	Client shall provide to the Contractor volume data and forecasts in the manner, frequency and containing the detail set out in Annex 3 of each Work Contract.

10.7	Whenever the Contractor provides training to Staff, it shall comply with the training requirements set out in Annex 10 of each Work Contract.

10.8	The Contractor shall provide the Services up to the Actual Volume provided by Client fully in accordance with the KPIs and Service Levels applicable to those Actual Volume and the terms of this Agreement.

10.9	Where Client requires Services which are in volume terms outside the scope of the Agreed Tolerance as defined in paragraph 24.1 of Annex 3 to Schedule 15 the Contractor shall use its reasonable endeavours, save as otherwise agreed, to provide all such Services which are in excess of the Actual Volumes on equivalent financial terms as the then current Services and in accordance with the terms of this Agreement and in accordance with the provisions of Annex 3 of each Work Contract.

10.10	Client shall provide the Client Materials in a timely manner to enable the Contractor to comply with its obligations pursuant to this Agreement.

10.11	Following the prior written consent of Client (not to be unreasonably withheld or delayed), the Contractor’s employees may access such of Client’s premises (subject always to such supervision as Client believes reasonable) solely to the extent that such access is necessary for the Contractor’s proper performance of the Services. The Contractor’s employees shall comply with all reasonable directions of Client issued to the Contractor’s employees whilst upon Client’s premises.

10.12

Should the Contractor be unable to perform the Services in accordance with the terms of this Agreement and it reasonably believes that such inability is due to the actions or inactions of a member of the Client Group, the Contractor shall notify this to Client without delay and Client and the Contractor agree to use all reasonable endeavours to attempt to resolve any such issue, provided that (save as set out specifically elsewhere in this Agreement), this clause 10.12 shall not of itself excuse the Contractor from its obligation to provide the Services hereunder, nor shall it of itself place any obligation on Client to carry out any action or cease any action that are not placed on Client elsewhere in this Agreement.

10.13	Save that the Contractor may not make any such reference referred to in this clause 10.13 until Client has made the disclosure to its employees referred to in clause 36.5.3, the Contractor shall, unless and until Client advises otherwise, and subject as stated below, list Client as a reference on all pitches and proposals EXL US or any of its Affiliates makes to undertake business processing services on behalf of a third party. The Contractor shall advise Client in generic terms whenever it is put forward as a reference provided that it shall only list Client as a reference in relation to pitches or proposals made to Client Competitors with Client’s prior written consent.

11.	CONTRACTOR & CLIENT WARRANTIES

11.1	EXL US warrants and represents to Client that at the Effective Date;

11.2	EXL US is properly constituted and incorporated under the laws of the State of Delaware and has all necessary authority, power and capacity to enter into this Agreement, the Data Protection Agreement and, during the term of this Agreement, Work Contracts;

11.3	EXL US has performed sufficient due diligence to fully satisfy itself in respect of the obligations contained in this Agreement, the Data Protection Agreement and any Services which may be entered into pursuant to this Agreement on such date;

11.4	any and all materials, documents, drawings, plans, data, models, financial information or any other information or representations whatsoever provided by EXL US to Client prior to entering into this Agreement are true, complete and accurate in all respects and are not misleading;

11.5	all financial information provided to Client is good and consistent with the financial information used in preparing EXL US’s annual audited financial statement; and

11.6	there are no facts or circumstances in relation to the financial position or operation or constitution of EXL US which have not been fully and fairly disclosed to Client in writing and which, if so disclosed, might reasonably have been expected to affect the decision of Client to enter into this Agreement.

11.7	EXL India warrants and represents to Client that at the Effective Date:

11.7.1	EXL India is properly constituted and incorporated under the laws of India and has all necessary authority, power and capacity to enter into this Agreement, the Data Protection Agreement and, during the term of this Agreement, Works Contracts;

11.7.2	EXL India has performed sufficient due diligence to fully satisfy itself in respect of the obligations contained in this Agreement, the Data Protection Agreement and any Services which may be entered into pursuant to this Agreement on such date;

11.7.3	that any and all materials, documents, drawings, plans, data, models, financial information or any other information or representations whatsoever provided by EXL India to Client prior to entering into this Agreement are true, complete and accurate in all respects and are not misleading; and

11.7.4	there are no facts or circumstances in relation to the financial position or operation or constitution of EXL India which have not been fully and fairly disclosed to Client in writing and which, if so disclosed, might reasonably have been expected to affect the decision of Client to enter into this Agreement.

11.8	The Contractor undertakes to Client that at all times during the Contract Period:

11.8.1	it will provide the Services in accordance with each Work Contract and the terms of this Agreement;

11.8.2	it has satisfied itself in respect of each Work Contract as to the obligations therein, and the scope and requirements of the Services detailed in each such Work Contract;

11.8.3	it will comply with the Transition Plan in each Work Contract and achieve all Key Milestones stated in such Transition Plan;

11.8.4	it will provide the Services using appropriately qualified, skilled and trained personnel;

11.8.5	all Assets are of the requisite quality, adequacy and performance and are appropriate to achieve Client’s requirements set out in this Agreement;

11.8.6	all Hardware or Software (other than software of the Client) used by the Contractor in the performance of this Agreement shall be Year 2000 Compliant;

11.8.7	any Contractor Software used by the Contractor in the performance of this Agreement will, to the extent to which it is necessary for the performance of the Services, from such date, if any, as the United Kingdom enters into Monetary and Economic Union with the EU:

11.8.7.1	allow all financial and monetary information and all calculations resulting therefrom to be converted and rounded from Sterling to Euro and Euro to Sterling in accordance with the rules for conversion and rounding contained in EU Council Regulation 1103/97; and

11.8.7.2	be capable of operating in dual currency (and for these purposes “dual currency” means United Kingdom Pounds and the Euro);

11.8.8	it shall not knowingly or negligently introduce a software virus, computer worms, software bombs or similar items into the Hardware or Software used by Client or by the Contractor in the provision of the Services and will not knowingly introduce any logic bombs, Trojan horses or time bombs into the Hardware or Software used by Client or by the Contractor in the provision of the Services;

11.8.9	all licences provided or procured by the Contractor for the provision of the Services are adequate and appropriate for the provision of the Services in accordance with this Agreement;

11.8.10	all Permitted Contractors enter into the standard confidentiality agreement with the Contractor in the form of that contained in Schedule 1;

11.8.11	all Staff engaged in the provision of the Services will adhere to equivalent confidentiality obligations as are contained in clause 36; and

11.8.12	it shall comply with any applicable provisions of the Foreign Exchange Management Act 1999 (“FEMA”) and FEMA regulations made thereunder and ensure that it has all requisite approvals necessary under FEMA and such FEMA regulations for the operation of this Agreement.

11.9	The Client warrants and represents that:

11.9.1	it is properly constituted and incorporated under the laws of England and Wales and has all necessary authority, power and capacity to enter into this Agreement, the Data Protection Agreement and, during the term of this Agreement, Work Contracts;

11.9.2	there are no facts or circumstances in relation to the financial position or constitution of Client which have not been fully and fairly disclosed to the Contractor which, if so disclosed, might reasonably have been expected to affect the decision of the Contractor to enter into this Agreement;

11.9.3	all corporate action required by it to authorise the execution and delivery of, and to execute its rights and perform its obligations under this Agreement and all other documents which are to be executed by it as envisaged by this Agreement have been or will be taken;

11.9.4	the Contractor will not be required to purchase any licences or obtain any third party consents to allow it to use Client Materials for the purposes of providing the Services pursuant to this Agreement; and

11.9.5	Client has obtained any governmental consents and/or authorisations necessary under UK Regulations to allow it to contract out the provision of the Services to the Contractor, and the Contractor will not be required to obtain any separate or further consents and/or authorisation under UK Regulation in order to enable it to provide the Services in the manner contemplated by this Agreement.

12.	KPIS AND SERVICE LEVELS

12.1	The Service Levels set the level of performance of each of the Service Elements that are, as a minimum, required of the Contractor.

12.2	Certain of the Service Levels have a related KPI and in respect of any such Service Level the Contractor will provide the Services in accordance with the KPI.

12.3	The Contractor shall monitor its performance of the Services in accordance with the procedure set out in Schedule 3, Annex 5 and Annex 7 of each Work Contract and within five days of the end of each month the Contractor shall provide a report to Client of its performance of the Services, in particular identifying its performance of the Services when measured against KPIs.

12.4	If the Contractor fails to achieve KPIs in a month, then, subject to clause 12.5, the default provisions of Schedule 3 and Annex 5 and Annex 7 of each Work Contract shall apply and Client shall be entitled to claim under the remedies contained in Schedule 3 and Annex 5 and Annex 7 of each Work Contract.

12.5	***

12.6	If the Contractor fails to achieve a KPI and such failure is caused by a Dependency not being fulfilled, then to the extent that the failure is caused by the Dependency not being fulfilled the Contractor shall be relieved from any liability in respect of the non-compliance.

12.7	Client may elect to undertake its own performance monitoring exercise at any stage during the term of this Agreement for any purpose including in order to ensure that the Services are being provided in accordance with this Agreement.

12.8	Client’s rights under this clause 12 shall be without prejudice to any other right or remedy which Client may have with regard to any failure to provide the Services to the levels required by the Service Levels and KPIs.

13.	CO-OPERATION WITH THIRD PARTIES

13.1	The Contractor shall co-operate with any sub-contractor of Client which Client notifies to the Contractor from time to time specifying the areas in which cooperation is necessary and the necessary actions, if any, which the Contractor is requested to undertake. The Contractor may request that the matter be subject to the Change Control Procedure which shall, if applicable, determine what Charge may be made for such co-operation. If Client requires the Contractor to work with a Contractor Competitor, Client shall procure that the Contractor will not be required to disclose its Intellectual Property Rights or any of its Confidential Information to such Contractor Competitor, and that such representatives from such Contractor Competitor cannot, without the Contractor’s prior written consent, enter the Premises or give instructions to Staff.

13.2	Notwithstanding clause 13.1 Client confirms that it is solely responsible for managing and directing its sub-contractors and that the Contractor has no obligation to manage or direct Client’s sub-contractors.

14.	CHANGE CONTROL

14.1	Either of Client or the Contractor may serve a Change Notice relating to an Inscope Change requiring it (or, if served by the Contractor, requesting) the other of them to make an Inscope Change to the Services or the Transition Plan in accordance with the Change Control Procedure.

14.2	Either of Client or the Contractor may serve a Change Notice relating to an Outscope Change upon the other of them requesting changes to the Services or the Transition Plan in accordance with the Change Control Procedure.

14.3	Client may serve a notice (a “Regulatory Change Notice”) upon the Contractor requesting the Contractor to make a change to the Services or the Transition Plan within the timescale specified by Client where there is a change in UK Regulations or a direction by a Regulatory Authority with regard to UK Regulations after the Effective Date.

14.4	Where Client serves a Regulatory Change Notice, the Contractor shall make and implement such change within the timescale specified in the Regulatory Change Notice. If reasonably practicable the parties shall determine any necessary variation to the Charges or other terms of this Agreement in accordance with the Change Control Procedure prior to implementation of the change(s) required by the Regulatory Change Notice, but if this is not reasonably practicable then Client will pay the Contractor all costs and expenses properly and necessarily incurred. Such costs shall be calculated on the Contractor’s standard man day rates as set out in Schedule 7 (the “Regulatory Costs”), provided that if the capital cost to the Contractor of complying with the Regulatory Change Notice in terms of capital expenditure will exceed ***, then the Contractor shall not be required to incur the expenditure required to comply with the Regulatory Control Notice unless and until Client agrees in writing to purchase (such purchase to be arranged and managed by the Contractor) such assets to allow the Contractor to utilise the same to provide the Services. The parties will subsequently use the Change Control Procedure with retrospective effect after implementation of the change(s) required by the Regulatory Change Notice to determine any necessary change to the Charges. To the extent that capital expenditure is required but does not exceed *** then, unless Client elects to purchase these assets in the manner set out above, the cost of the Contractor funding this prior to the Charges being adjusted to reflect this change will be included as a specific addition as part of the Change Control Procedure, along with any changes to ongoing costs.

14.5	Any changes to Regulations other than changes to or incurrence of UK Regulations shall be at the risk and cost of the Contractor. Without limitation to this the Contractor may serve a Change Notice where these changes require it to provide Services in a different manner operationally to address the operational impact of the changes.

15.	REGULATORY COMPLIANCE

15.1	Subject to clause 14 the Contractor shall carry out the Services in compliance with and shall ensure that all premises, equipment, systems and processes used in the provision of the Services (other than the Client Materials and all of Client’s equipment and systems) comply (to the extent applicable) with all Regulations in force from time to time.

15.2	Without prejudice to clause 15.1 the Contractor shall comply with all directions given to it by Client where these are necessary to comply with UK Regulations. The Contractor shall not be in breach of clause 15.1 if it fully and effectively complies with directions given by Client as to how to comply with a specific UK Regulation and compliance with such directions is not sufficient to comply with such UK Regulation.

15.3	If Client directs the Contractor in writing as to a particular methodology or instruction and as a result of the Contractor not complying with Client’s directions Client falls into breach of UK Regulations then:

15.3.1	the Contractor shall at its own cost immediately undertake such measures as Client shall require and which are necessary to establish compliance with the UK Regulations;

15.3.2	the Contractor shall indemnify Client against any losses, costs, expenses or fines that Client shall incur as a consequence of the Contractor’s non-compliance with Client’s directions; and/or

15.3.3	if the consequence of the Contractor’s breach is material Client may terminate this Agreement, either in respect of part or all of the Service, in accordance with clause 32.2.1.

15.4	If the Contractor incurs any additional cost as a result of changes to or incurrence of Regulations following the Effective Date, or as a result of Client’s directions pursuant to clause 15.2 given after the Effective Date, then the matter shall be addressed in the manner set out in clauses 14.4 and 14.5.

16.	CONTRACT MANAGEMENT/KEY STAFF

16.1	Each of Client and the Contractor shall employ throughout the term of this Agreement and during the Contract Period of each Work Contract an Authorised Representative (or Authorised Representatives), whose identity will be notified in writing from time to time to the other of them.

16.2	The Authorised Representatives shall have the full authority to act on behalf of the party which it represents for the purposes of this Agreement or such other additional purposes as are notified in writing from time to time by Client or the Contractor, as appropriate, to the other in respect of its Authorised Representative.

16.3	Each of Client and the Contractor shall be entitled to treat any act of the other’s Authorised Representatives in connection with this Agreement as being expressly authorised by the party or parties which such Authorised Representative represents (save where the Agreement expressly provides or the parties have previously agreed in writing otherwise).

16.4	The Contractor’s Authorised Representatives shall have day to day responsibility for the implementation of each Transition Plan and the Services and shall attend any meetings relating to this Agreement that are reasonably requested by Client’s Authorised Representative.

16.5	In addition to the Authorised Representatives, the parties shall respectively both provide the identity and contact details of the individuals specified in Schedule 6 and ensure that they fulfil the functions specified in Schedule 6.

16.6	If any member of the Key Staff leaves the employment of the Contractor, the Contractor shall:

16.6.1	inform Client of the departure as soon as it becomes irrevocable or the member of Key Staff has given notice to terminate his employment contract; and

16.6.2	confirm the name, qualifications and experience of any replacement to Client.

It is agreed that the Contractor shall replace each departing member of the Key Staff with an individual of at least equivalent experience and expertise in delivery of projects or services similar to the Transition Plan, Implementation Services or Services (as applicable) and with equivalent levels of authority as the member of Key Staff being replaced. If Client does not agree (acting reasonably) that the Contractor has replaced a departing member of the Key Staff with an individual of at least relevant experience and expertise, Client may notify the Contractor in writing of this concern requiring an explanation and the Contractor’s proposals to remedy the situation.

16.7	Client may at any time require the Contractor to notify Client in writing within ten days of:

16.7.1	the numbers and grades of Staff and Key Staff engaged in the provision of each Service Element;

16.7.2	the technical solution employed to deliver each Service Element; and

16.7.3	any software and hardware employed to deliver each Service Element.

Client shall use its reasonable discretion to render all information provided to it pursuant to this clause 16.7 generic and not identify the Contractor’s precise staffing levels, technical solution and systems. Provided that it complies with this clause 16.7, Client shall be permitted to use this information in any retendering exercise and may release such information to third party providers, subject to the third party providers agreeing confidentiality obligations equivalent to those in this Agreement.

16.8	The Contractor shall not redeploy any of the Key Staff to another of its clients/customers without the prior written consent of Client. The Contractor shall not use any of the Hardware or Software for the provision of services to a third party (save where the Hardware and Software is identified in this Agreement or a Work Contract as being Hardware or Software shared with third parties).

16.9	Client reserves the right by notice in writing to the Contractor to require removal from the Services of any individual used by the Contractor in the provision of the Services, provided that a prior reasonable justification has been provided to the Contractor confirming that this action is appropriate. Following the issue of any such notice the Contractor shall promptly withdraw such individual from provision of the Services and ensure that any Confidential Information held by such individual is returned to the Contractor or Client (as appropriate).

16.10 ***

16.11 ***

17.	MANAGEMENT AND SUPERVISION

17.1	The Contractor shall manage the Services in accordance with the requirements of this Agreement and in particular with Schedule 6.

17.2	The Contractor shall ensure that all of the Staff are fully supervised at all times and fully comply in all respects with any agreed procedures, all relevant Regulations and conduct themselves in a manner appropriate to the Services.

17.3	The Contractor shall have, or shall work towards obtaining by a date no later than the earliest Service Commencement Date arising pursuant to any Work Contract entered into, a quality management framework covering such points as:

17.3.1	Service performance;

17.3.2	KPI and Service Level measures;

17.3.3	feedback and coaching for Staff;

17.3.4	process improvements; and

17.3.5	customer satisfaction measurement.

17.4	The Contractor shall implement those cultural and house-style policies which are referred to in Schedule 5, and contained in the Agreed Documents together with any other policies of which Client notifies the Contractor. If the Contractor reasonably believes that such policies of Client conflict with the Contractor’s own policies, then it shall notify Client and the parties shall agree a mutually satisfactory solution to the conflict (and in the absence of agreement, either party may refer the matter to be resolved pursuant to the Dispute Resolution Procedure). If any policy of which Client notifies the Contractor following the Effective Date (or in relation to an individual Work Contract, the relevant Contract Term Start Date) causes an increase or looks likely to cause an increase in the Contractor’s costs which the Contractor (acting reasonably) believes to be an Outscope Change, the Contractor may refer such matter to the Change Control Procedure.

18.	MONITORING/AUDIT/ACCESS RIGHTS

18.1	The Contractor shall provide audit and access rights (collectively the “Inspection Rights”; for the avoidance of doubt, the rights granted pursuant to clauses 7.4 and 7.5 shall also be deemed to be included in the Inspection Rights), on the following basis (where reference is made to an exercise of the Inspection Rights, that is a reference to an exercise of such rights in a complete or partial manner):

18.1.1	Client and/or any Client appointed auditor shall be permitted access to any and all documentation in the possession, custody or control of the Contractor which relates to the Services and the Contractor shall procure that any person acting on its behalf (including any Permitted Contractor) who has such documents and/or other information shall also provide such access;

18.1.2	the Inspection Rights include the power to interview Staff, Permitted Contractors, staff of Permitted Contractors (provided that a representative of the Contractor may be present during any such interview), take copies of any and all documentation and have access to and take copies of any computer data held for the purposes of the Services at all reasonable times and upon reasonable notice;

18.1.3	each of the parties will be responsible for all of its own costs arising from its exercise of the Inspection Rights; and

18.1.4	to the extent and for the period that the Inspection Rights cause any unavoidable disruption to the Services or the Contractor’s obligations under this Agreement, the Contractor will not be liable for the consequences arising from such disruption.

The Inspection Rights shall also extend to establishing and verifying compliance with the Data Protection Agreement, the Contractor Covenants, the information security requirements set out at Schedule 18 and the organisational structure set out at Schedule 5.

18.2	If requested by Client, the Contractor shall provide copies of any documents and reports which the Contractor holds in relation to the provision of the Services and the operation of this Agreement and the Work Contracts made under it.

18.3	Client agrees that where it, or its appointed auditors, exercises its rights to inspect and/or audit all or any part of the Services under this Agreement, it will use reasonable endeavours to minimise any disruption caused to the provision of the Services and the Contractor’s compliance with its obligations.

18.4	The Contractor shall grant to Client (and its employees and authorised agents) access to the Premises together with any other site(s) at which the Contractor holds records relating to the Services at all times without prior notice in order to enable Client to monitor and validate the Contractor’s performance of the Services and of its obligations under this Work Contract.

18.5	Client or its agent shall be permitted open book access (at any time and with no notice requirements) to all records (including financial records) maintained pursuant to this Agreement and each Work Contract during the term of this Agreement and the Contract Period of each Work Contract (as applicable) and for a further period of 90 days following the date of termination of this Agreement or Work Contract (as applicable).

18.6	Client shall procure that any of its personnel and authorised agents visiting the Premises shall conform to the reasonable rules laid down by the Contractor from time to time for visitors to its premises.

18.7	Client agrees that:

18.7.1	where it requires a third party provider to access the Contractor’s premises; or

18.7.2	Client provides a third party provider access to the Contractor’s data,

it shall prior to such third party having access to the premises or to the data, procure that such third party executes a confidentiality agreement with Client providing that such third party owes duties of confidentiality to both Client and the Contractor which are at least equivalent to the confidentiality obligations contained in this Agreement and shall contain a prohibition on disclosure of such data.

18.8	Save where agreed to the contrary by Client in writing, the Contractor shall provide certificates confirming compliance with the standards detailed in this clause 18.8 on an annual basis, such certification to be provided during the month preceding each anniversary of the Effective Date. The certification areas subject to this clause 18.8 are:

18.8.1	COPC (business process outsourcing);

18.8.2	BS 7799; and

18.8.3	ISO 9001.

19.	PRICING

19.1	Subject to the other terms of this Agreement, throughout each Contract Period, Client shall pay to the Contractor the Charges specified in each Work Contract, based upon the Pricing Model specified in Schedule 7.

19.2	Unless otherwise expressly agreed by the parties in writing or set out in this Agreement, the Charges due under this clause 19 shall constitute Client’s entire payment obligations for the Services to the Contractor under this Agreement.

20.	THIRD PARTY SERVICES

For the avoidance of doubt, save as specifically set out in this Agreement, the Contractor is not precluded from providing services to or doing business with any Client Competitor.

21.	PAYMENT

21.1	The Contractor shall issue an invoice to Client for the Services on the basis set out in Schedule 7, Annex 6 of each Work Contract and this clause 21. Each invoice shall be sent by the Contractor to such address as Client shall notify to the Contractor from time to time.

21.2	Each invoice submitted to Client for payment must contain the following information:

21.2.1	the Work Contract(s) to which the invoice relates (the Charges to be broken down to a per Service Element basis and including or accompanied by such reporting as is sufficient for Client to reconcile the invoiced volumes and values);

21.2.2	the period to which the Charges relate;

21.2.3	any Service Credits which have been set against the Charges in accordance with Annex 5 of each Work Contract; and

21.2.4	any Liquidated Damages which have been set against the Charges in accordance with Annex 1 of each Work Contract.

21.3	Subject to clause 21.5, Client shall pay in United Kingdom Pounds Sterling (or, if replaced by the Euro, in Euro (after applying the conversion mechanism determined by United Kingdom statute, regulation or direction)) by bank transfer to such United Kingdom bank account as the Contractor may notify to Client in writing from time to time all invoices delivered to it in accordance with this clause 21 on or prior to the date which is 30 days following the date upon which Client receives the invoice.

21.4	If any sums are due to Client from the Contractor, as agreed by Client and the Contractor or as determined pursuant to the Dispute Resolution Procedure, Client shall, following prior written notice to the Contractor specifying the sums owing from the Contractor to Client and the invoice against which such sums will be set off, be entitled to set these off against such invoices.

21.5	If Client disagrees with any amount invoiced for any genuine reason or requires any further reasonable information with respect to any amount invoiced, it shall notify the Contractor of the reason(s) for such disagreement or request such further information within 30 days of receiving the invoice; pending the resolution of such dispute Client shall be entitled to withhold payment of such part of the monies which are in dispute or subject to further investigation in accordance with this clause. If no notification of a dispute is received pursuant to this clause 21.5 in relation to an invoice, then such invoice shall be paid in accordance with clause 21.3.

21.6	If the Contractor disputes that Client is entitled to any reduction in the invoiced amount or the amount of any such reduction, then it may implement the Dispute Resolution Procedure. In the event that it is resolved pursuant to the Dispute Resolution Procedure that there was an overcharge, then the Contractor shall reimburse Client for the amount overcharged if such amount has been previously paid to Contractor.

21.7	Client and the Contractor shall pay the other of them any amounts which are agreed or determined, pursuant to the Dispute Resolution Procedure, as being due to the other of them, within the later of the original payment date for the invoice and seven days following determination of the sum due.

21.8	Payment by Client shall be without prejudice to any claims or rights which Client may have against the Contractor and shall not constitute any admission by Client as to the performance by the Contractor of its obligations under this Agreement.

21.9	All amounts payable pursuant to this Work Contract are expressed exclusive of VAT properly chargeable in accordance with UK Regulations. If required by UK Regulations, Client shall pay any VAT at the rate for the time being properly chargeable in respect of the Services, subject to the Contractor providing Client with such valid tax invoices or other documentation as may be required by any relevant statute or regulation. The Contractor shall be responsible for all taxes and duties imposed upon the Charges other than those imposed pursuant to UK Regulations.

21.10	If any sum payable under this Agreement is not paid when due then, without prejudice to that party’s other rights and remedies under this Agreement, that sum will bear interest from the due date until payment is made in full, both before and after any judgment, at 2% per annum over the Bank of England base rate from time to time. The parties agree that this clause 21.10 is a substantial remedy for late payment of any sum payable under this Agreement in accordance with clause 8(2) of the Late Payment of Commercial Debts (Interest) Act 1998.

22.

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23.	INTELLECTUAL PROPERTY RIGHTS

23.1	The Contractor acknowledges and agrees that all Intellectual Property Rights in the Project Materials shall belong exclusively and in their entirety to Client.

23.2	The Contractor agrees on request to assign or procure the assignment to Client of all Intellectual Property Rights in the Project Materials. The Contractor shall do all such things and execute all documents and instruments requested by Client which are necessary to enable Client to obtain, defend or otherwise protect or enforce its Intellectual Property Rights in the Project Materials.

23.3	Subject to clause 23.4 the parties hereby agree that all Intellectual Property Rights: (i) created by or on behalf of the Contractor prior to the Effective Date in respect of the Contractor Software to be used primarily for the purposes of performing the Services pursuant to this Agreement; and/or (ii) created after the Effective Date by or on behalf of the Contractor to be used primarily for the purposes of performing the Services pursuant to this Agreement that are not Project Materials and/or Client Materials (and do not contain or incorporate any aspect of the Client Software) (together “Contractor IPR”) shall belong to the Contractor. During the term of this Agreement:

23.3.1	The Contractor may not use Contractor IPR to provide services to a Client Competitor unless such Contractor IPR has been generically changed to be no longer designed for specific use with an energy or utilities company.

23.3.2	The Contractor grants an unrestricted, irrevocable royalty free licence for the duration of this Agreement for Client to use the Contractor IPR, including the right to sub-license such Contractor IPR to Affiliates (while they remain Affiliates) and third party contractors in connection with the Services (but, for the avoidance of doubt, not to Contractor Competitors).

23.3.3	If the Contractor believes that it should own or wishes to use for any persons or entity other than Client any Client Materials and/or Project Materials, it may apply in writing to Client for specific permission to own or use such development.

23.4	In relation to any Contractor IPR (i) the development of which is specifically paid for by Client, or (ii) which is embedded in the Project Materials and/or Client Materials as part of the process of actually providing the Services (but not monitoring the provision of the Services (“Developed IPR”)), the Contractor grants an unrestricted, irrevocable royalty free and perpetual licence for Client to use such Contractor IPR, including the right to sub-license such Contractor IPR to Affiliates and third parties, provided that this licence shall only cover the specific Developed IPR itself and nothing in this clause 23.4 shall be taken as granting Client a licence to or right to use any other Intellectual Property Rights or software of the Contractor, whether or not Contractor IPR, including for the avoidance of doubt the PROMPT package or any other software in which Contractor IPR or Developed IPR may be embedded.

23.5	Upon request by Client, and in any event upon termination of this Agreement (howsoever occasioned), the Contractor shall promptly deliver to Client all copies of the Project Materials in its custody, control or possession.

23.6	The parties hereby agree that all Intellectual Property Rights arising during the continuance of this Agreement in respect of alterations, modifications and enhancements of Client Software (being software which is owned by or licensed to Client other than by the Contractor) made by the Contractor or procured by the Contractor specifically in connection with or to deliver the Services shall belong to Client and the Contractor undertakes as necessary to assign or procure the assignment of all such Intellectual Property Rights to Client, at Client’s expense. For the avoidance of doubt, save as may be agreed pursuant to clause 23.3.3, the Contractor shall not have the right to use Client Software for the benefit of any company not part of the Client Group.

23.7	Client shall, subject as stated in clause 23.8, indemnify and hold harmless the Contractor against all damages (including legal costs) that may be awarded or agreed to be paid to any third party in respect of any claim or action that the use of Client Software and/or the Client Materials by the Contractor or its subcontractors pursuant to this Agreement infringes any Intellectual Property Rights of a third party. Client shall provide such assistance and take such action as the Contractor shall reasonably require to protect the Contractor’s interest in such eventuality.

23.8	If the Contractor becomes aware of a matter which may give rise to a claim under the indemnity given at clause 23.7:

23.8.1	the Contractor shall notify Client immediately of the matter (stating in reasonable detail the nature of the matter and, if practicable, the amount claimed) and consult with Client with respect to the matter; if the matter has become the subject of proceedings, the Contractor shall notify Client as soon as practicable to enable Client jointly to contest the proceedings;

23.8.2	the Contractor shall provide to Client and its advisers access to premises and personnel and to all relevant assets, documents and records that it possesses or controls to the extent necessary for the purposes of investigating the matter and enabling Client to take the action referred to in this clause and Client may take copies of the documents and records solely for this purpose;

23.8.3	the Contractor shall take any action and institute any proceedings, and give any information and assistance that Client may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against a person the Contractor’s rights in relation to the matter. In connection with proceedings related to the matter (other than against Client) the Contractor shall use reputable advisers chosen by Client and, if Client requests, allow Client the exclusive conduct of the proceedings; and

23.8.4	the Contractor may not admit liability in respect of or settle the matter without first obtaining Client’s written consent, such consent not to be unreasonably withheld or delayed.

23.9	The Contractor shall, subject as stated in clause 23.10, indemnify and hold harmless Client against all damages (including legal costs) that may be awarded or agreed to be paid to any third party in respect of any claim or action that the use of the Contractor Software by Client pursuant to this Agreement infringes any Intellectual Property Right of any third party. The Contractor shall provide such assistance and take such action as Client shall reasonably require to protect Client’s interest in such eventuality.

23.10	If Client becomes aware of a matter which may give rise to a claim under the indemnity given at clause 23.9:

23.10.1	Client shall notify the Contractor immediately of the matter (stating in reasonable detail the nature of the matter and, if practicable, the amount claimed) and consult with the Contractor with respect to the matter; if the matter has become the subject of proceedings, Client shall notify the Contractor as soon as practicable to enable the Contractor jointly to contest the proceedings;

23.10.2	Client shall provide to the Contractor and its advisers access to premises and personnel and to all relevant assets, documents and records that it possesses or controls to the extent necessary for the purposes of investigating the matter and enabling the Contractor to take the action referred to in this clause and the Contractor may take copies of the documents and records solely for this purpose;

23.10.3	Client shall take any action and institute any proceedings, and give any information and assistance that the Contractor may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against a person Client’s rights in relation to the matter. In connection with proceedings related to the matter (other than against the Contractor) Client shall use reputable advisers chosen by the Contractor and, if the Contractor requests, allow the Contractor the exclusive conduct of the proceedings; and

23.10.4	Client may not admit liability in respect of or settle the matter without first obtaining the Contractor’s written consent, such consent not to be unreasonably withheld nor delayed.

23.11	Notwithstanding any provision to the contrary, the Contractor shall retain the Intellectual Property Rights in any materials:

23.11.1	which it created prior to the Effective Date; or

23.11.2	which it has not created for Client or for the purposes of a Work Contract.

23.12	For the avoidance of doubt, the provisions of this clause 23 shall survive the expiration or termination of this Agreement howsoever occasioned.

23.13	Client may request in writing the Contractor from time to time to procure a licence to use software for use in the Services specifically containing a right to assign such software to Client upon termination of the Agreement and the Contractor shall use its best endeavours to achieve the same at Client’s cost.

23.14	With effect from the date that the Contractor is appointed under a Work Contract to supply “Substantial Services” (as defined below) to Client the Contractor shall grant a non-exclusive, royalty-free, non transferable or sub-licensable (save to members of the Client Group) licence in the United Kingdom to use ProMPT for the term of the Work Contract to enable Client, its employees and employees of Client Group to conduct services of the same or substantially the same kind as the Services being the subject of the relevant Work Contract in the United Kingdom in parallel with the Services provided that Client shall comply with any reasonable and necessary requests of the Contractor in connection with such use and licence. The licence shall be royalty free save that Client shall be responsible for the following costs and expenses:

23.14.1	Client purchasing any necessary servers for ProMPT to run on;

23.14.2	the Contractor providing any training required by Client in the UK (as opposed to India) in the use and operation of ProMPT;

23.14.3	any data transition costs incurred by the Contractor with Client’s agreement;

23.14.4	the Contractor providing such maintenance for ProMPT as Client shall require; and

23.14.5	properly and necessarily incurred “out of pocket” expenses specifically relating to Client as agreed by Client (such agreement not to be unreasonably withheld).

For the purposes of this clause, “Substantial Services” are those Services provided under a Work Contract which contribute at least 50% of Client’s requirements for services the same or substantially the same as the relevant Services and shall include Services which are specifically planned to reach this 50% level under the terms of the relevant Work Contract. For the avoidance of doubt if Client cannot pass 50% or more of its requirements for the relevant Services to the Contractor due to and to the extent that some default or failure on the part of the Contractor the Services shall be deemed to be Substantial Services even though the Contractor’s share of the same or substantially similar services required by Client falls below 50% due to such default or failure. The Contractor shall have the right to terminate this licence should Client not comply with the terms of this clause 23.14.

24.	DOCUMENTATION/RECORDS

24.1	The Contractor shall maintain the documentation and records required in accordance with and to the standards set out in each Work Contract.

24.2	Copies of the documentation listed in each Work Contract shall be provided to Client (in electronic format where practicable) in accordance with the procedures set out in each Work Contract.

24.3	The Contractor will develop and maintain all operational documentation necessary for provision of the Services, including the Project Materials.

25.	INSURANCE

25.1	The Contractor shall maintain throughout the continuance of this Agreement insurance policies with reputable insurers covering the risks and amounts set out in clause 25.7. Such insurance policies (with the exception of those for automobile, property, crime and foreign liability, as set out below) shall contain a waiver of subrogation rights in favour of Client, save that the Contractor shall not be obliged to obtain a waiver of subrogation in respect of professional liability and crime policies. The Contractor shall bear any and all excesses, deductibles or franchises incorporated therein. The Contractor warrants that to the best of its knowledge, information and belief the insurance policies for automobile, property, crime and foreign liability cannot be provided by insurers with a wavier of subrogation rights.

25.2	The Contractor shall, if requested in writing at any time by Client, provide Client with evidence from its insurance brokers that the required coverage has been implemented and is in place. Such evidence shall be provided within 21 days of such request.

25.3	The Contractor shall give written notice to Client as soon as reasonably practicable and without undue delay in the event of cancellation or any change in the said policies which may affect Client’s interest.

25.4	Nothing in this clause 25 shall limit or relieve the Contractor or Client of their respective liabilities and obligations under this Agreement generally.

25.5	If the Contractor is in breach of clause 25.1, Client may pay any premiums required to keep such insurance in force or itself procure such insurance, and may in either case recover such reasonable amounts from the Contractor together with reasonable administration fees incurred forthwith upon written demand. Client may set off any such sums against sums payable to the Contractor at any time under this Agreement. Any action or inaction by Client under this clause shall not affect the liability of the Contractor pursuant to this Agreement.

25.6	The Contractor shall procure that the Client is named as an express or nominated beneficiary under those policies of insurance highlighted with * in the table in clause 25.7.

25.7	The insurance policies referred to in clause 25.1 shall cover the following risks with the following minimum limits:

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26.	INDEMNITIES AND LIMITATIONS UPON LIABILITY

26.1

Subject to the limitations of liability contained in this clause 26 the Contractor shall indemnify and keep indemnified Client against any direct losses, damage, fines, costs and expenses (including third party and customer claims) which arise from the Contractor’s breach of this Agreement (including the Warranties) or from any Work

Contract, or from the negligence of the Contractor, its employees, agents or subcontractors (whether or not Permitted Contractors). The Contractor acknowledges that such losses shall include:

26.1.1	the costs and expenses of migrating all or part of the Services back to Client or a third party;

26.1.2	the costs of all reasonable external consultancy, internal or external management, personnel and computer time, acceptance testing together with all reasonable costs associated therewith in any case necessarily and directly incurred to remedy the default;

26.1.3	any loss of revenue directly caused by the Contractor’s default or breach of this Agreement or any Work Contract;

26.1.4	express savings set out in a Work Contract which the Contractor has agreed that Client would otherwise have made as a result of the provision of the Services in accordance with this Agreement or any Work Contract and which will not be realised due to the early termination of this Agreement or the Work Contract;

26.1.5	payments made by Client to a third party pursuant to Client’s commitment to such third party (whether contractual or in accordance with Client’s published compensation policy guidelines) and arising as a result of such breach or neglect by the Contractor;

26.1.6	any costs incurred as a result of Client implementing its rights contained in clause 30;

26.1.7	any fines imposed by, any Regulatory Authority in connection with any breach by Client of its regulatory requirements resulting from such act or omission by the Contractor; and

26.1.8	any costs incurred by Client as a result of the Contractor using Intellectual Property of Client for purposes not specified by Client (where this causes Client to be in breach of obligations to third parties in respect of such Intellectual Property), provided that Client uses its best endeavours to mitigate any such losses. References above to “Client” shall include any member of the Client Group.

Maximum Liability

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General

26.5	Except for those provisions expressly stated in this Agreement, all warranties, conditions, terms, representations, statements, undertakings and obligations whether express or implied by statute, common law, custom, usage or otherwise are all hereby excluded to the fullest extent permitted by law.

26.6	Nothing in this Agreement shall exclude or limit either Client’s or the Contractor’s liability for:

26.6.1	death or personal injury caused by the negligence of Client or the Contractor, as appropriate;

26.6.2	any matter which it would be illegal for Client or the Contractor, as appropriate, to limit and/or exclude or to attempt to limit and/or exclude its liability for; and/or

26.6.3	fraud.

26.7	The rights and remedies of each party given in this Agreement are cumulative and not exclusive of any rights or remedies granted by law save as otherwise expressly stated in this Agreement.

26.8	For the avoidance of doubt, the Contractor’s liability for a breach of this Agreement shall be reduced if and to the extent that a breach of this Agreement by the Contractor arises directly from a breach by Client of this Agreement, or a negligent act or omission by Client pursuant to this Agreement. However, the Contractor may not use this clause 26.8 to avoid liability where the Contractor could reasonably have avoided its breach of this Agreement notwithstanding Client’s breach or negligent act or omission.

27.	DISASTER RECOVERY

27.1	The Contractor shall with effect from the first Service Commencement Date arising pursuant to this Agreement at all times comply with and maintain the agreed BCP. Prior to this the Contractor will develop a first version of the BCP as part of the Transition Plan.

27.2	The parties shall, to the reasonable satisfaction and under the direction of Client, in addition to the requirements of Schedule 8, test the BCP at least once in each Contract Year to ensure that such plans remain adequate in accordance with the processes set out in Schedule 8.

28.	SUSPENSION OF SERVICES

28.1	In the circumstances set out in clause 28.2 Client may at any time during the term of this Agreement serve a notice upon the Contractor using the pro-forma shown in Schedule 11 (a “Suspension Notice”) stating:

28.1.1	that it is Client’s intention to suspend the Services, or certain Service Elements;

28.1.2	the reason for such suspension;

28.1.3	the date it wishes to commence such action; and

28.1.4	an indication of the time period which at that time it believes will be necessary for such suspension (this time frame shall not be binding upon Client).

28.2	Client may serve a Suspension Notice in the following circumstances:

28.2.1	Client is in breach of Regulations, or reasonably believes it is likely to be in breach of Regulations, as a consequence of the continuance of it receiving Services or the relevant Service Element;

28.2.2	Client reasonably believes that there is a risk to the functioning of Client, or a risk to the confidentiality or probity of the information or data held, processed or utilised by Client for the performance of the Services; and/or

28.2.3	the Contractor has failed to remedy a matter which is the subject of a Defects Notice and clause 7.9 applies;

28.2.4	Client has a right to terminate a Work Contract, or this Agreement, as a consequence of the Contractor’s material breach; and/or

28.2.5	Client wishes to suspend some or all of the Services in its sole discretion.

28.3	If Client serves a Suspension Notice, the Contractor will from the date specified in the Suspension Notice suspend the Services or the relevant Service Element(s). In the event that the Services or a relevant Service Element(s) are suspended, then from the time such suspension takes effect, the Contractor shall take no action in respect of such suspended Services or Service Elements save as reasonably directed or required by Client. Client agrees that it will minimise the scope of the suspension with regard to the Services to the maximum extent it reasonably can.

28.4	Client may cease at any time to require a Service or Service Element to be suspended and must do so where the reason in clause 28.1.2 has ceased, to its reasonable satisfaction, to be operational. The Contractor shall resume such Services or Service Elements as soon as reasonably practicable following such notice from Client and in any event no longer than five Business Days following such notice.

28.5	If and to the extent that the cause of the suspension does not arise from a breach by the Contractor of any of its obligations under this Agreement (and always where the cause of suspension is pursuant to clause 28.2.5), in respect of the period during which Client requires the Services or relevant Service Elements to be suspended, Client shall, subject to clause 28.6, continue to pay all Charges that would otherwise fall due, provided that if and to the extent that the cause of the suspension arises from a breach by the Contractor of its obligations under this Agreement, during the period of suspension Client shall have no obligation to pay the Charges to the Contractor in respect of the suspended Services or Service Element(s).

28.6	The Contractor shall, in relation to this clause 28, seek to mitigate its costs to the extent reasonably possible and to the extent it is able to do so shall reduce the Charges for that period and in respect of those Services which are suspended by the amount of its saving. If the suspension occurs during an Implementation Period, the Contractor shall not incur any further unavoidable expenses with respect to the relevant Implementation Services without the prior written consent of Client.

28.7	The rights of each party under this clause 28 are without prejudice to any of its other rights whether under this Agreement or at law. The parties agree that the correct exercise by Client of its suspension rights does not create any liability for Client other than as expressly provided for in this Agreement in respect of such suspension.

28.8	If the cause of suspension arises from clause 28.2.5, Client may require the Contractor to reduce staffing levels, Assets and other factors which incur cost, in order to mitigate the cost to Client of the suspension but Client shall be responsible for any unavoidable costs incurred as a consequence, subject to Contractor advising Client of the amount of such unavoidable costs in advance, to the extent that it is reasonably possible to determine or estimate such costs in advance.

28.9	In addition to its rights under clause 28.1 Client shall have the right at its discretion, whereupon it must serve written notice on the Contractor, to delay all or specific elements of Implementation Services so as to extend the Implementation Period. If Client shall exercise its right in this regard the provisions of clauses 28.5 and 28.6 and, where appropriate, clause 28.10, shall apply in relation to the Implementation Charges.

28.10

28.10.1	If Client exercises its right to defer the Implementation Services and/or the Services the following provisions of this clause shall operate in relation to the costs relating to the Premises being made available to provide the Implementation Services and Services.

28.10.2	At any time up to *** Client may give written notice to the Contractor that it does not want the Contractor to keep such Premises available in which case the following provisions shall apply:

28.10.2.1	If such notice is given on or before *** then Client shall bear *** from *** in relation to such Premises;

28.10.2.2	If such notice is given after *** then Client shall pay to the Contractor a sum equal to *** for each week (or part week if the notice is served other than on a 7 day anniversary of ***) that has passed after *** up to the date of service of such notice subject to a maximum payment of ***; and

28.10.2.3	If Client gives notice under clause 28.10.2 then it shall give the Contractor at least *** written notice that it requires the Contractor to provide new Premises to provide the Services and the Implementation Services for which the Premises are required. The Contractor shall only be obliged to provide the new Premises for the Services, and for the Implementation Services for which the Premises are required, from the expiry date of such notice (or such earlier date as the parties agree). Notwithstanding that the Premises may not be available for an agreed period, to the extent that performance of the Implementation Services is not dependant upon the Premises then the Contractor shall continue to perform those Implementation Services.

28.10.3	If Client wishes to defer the Implementation Services and/or Services but keep such Premises available from *** then it can require this of the Contractor by giving written notice to this effect on or before *** in which case Client shall pay the following sums to the Contractor for the period during which it defers the Implementation Services and/or Services:

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29.	FORCE MAJEURE

29.1	Subject to clauses 29.2 and 29.3, if either Client or the Contractor (the “Affected party” with the other of them being the “Other party” in this clause 29) is prevented, hindered or delayed from or in performing any of its obligations under this Agreement by Force Majeure, then:

29.1.1	the Affected party’s specific obligations under this Agreement which are prevented, hindered or delayed by Force Majeure shall be suspended for so long as the Force Majeure continues (the “Force Majeure Period”) and only to the extent that the Affected party is so prevented, hindered or delayed subject always to complying with this clause 29;

29.1.2	as soon as reasonably possible and in any event within one day after commencement of the Force Majeure, the Affected party shall notify the Other party in writing of the occurrence of the Force Majeure, the date of commencement of the Force Majeure and the effects and likely duration of the Force Majeure on its ability to perform its obligations under this Agreement;

29.1.3	the Affected party shall use its reasonable endeavours to mitigate the effects of the Force Majeure upon the performance of its obligations under this Agreement and the Other party will use its reasonable endeavours to assist the Affected party with the aim of reducing the Force Majeure Period; and

29.1.4	as soon as reasonably possible and in any event within one day of cessation of the Force Majeure, the Affected party shall notify the Other party in writing of the cessation of the Force Majeure and shall resume performance of its obligations under this Agreement as soon as reasonably possible.

29.2	Without prejudice to clause 29.3, during or in relation to any Force Majeure Period, Client shall not be obliged to pay to the Contractor any sum due pursuant to clause 21 in respect of the affected Service Elements to the extent that Client does not or is not able to receive the affected Service Elements.

29.3	If any Force Majeure preventing the Contractor from providing any or all of the Services in accordance with this Agreement:

29.3.1	prevails for a continuous period of three days, then Client shall be entitled to enforce its rights to step in, in accordance with the terms of clause 30, if Client reasonably believes that by enforcing its rights to step in it might mitigate the consequences of the Force Majeure; and/or

29.3.2	prevails for either a continuous period in excess of 45 days or 60 days in aggregate in any period of 365 days, then Client shall be entitled to terminate this Agreement by giving not less than 20 Business Days’ notice in writing to the Contractor and the Contractor shall be entitled to terminate the provision of the Service Element(s) it is prevented from providing by such Force Majeure under the relevant Work Contracts on 30 days notice in writing to Client and the Charges payable under the relevant Work Contracts shall be adjusted accordingly through the Change Control Process;

29.4	“Force Majeure” shall mean any cause preventing a party from performing any or all of its obligations (other than payment) which is beyond its reasonable control and which arises from or is attributable to an act of God (any act, event, omission or accident which is expressed to be handled by a BCP or which the BCP is practicably capable of addressing, shall not, for the avoidance of doubt, give rise to Force Majeure) and which cannot be avoided by the party taking reasonable steps. The following causes preventing a party from performing any or all of its obligations shall not be Force Majeure; default or delay of the Affected party or subcontractors (unless the default or delay of the Affected party or a subcontractor is itself caused by an event of Force Majeure); strikes; lockouts or industrial action of Affected party’s workforce; or any event attributable to the wilful act or neglect of the Affected party.

30.

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31.	DISPUTE RESOLUTION

31.1	If, during the term of this Agreement, a dispute arises between Client and the Contractor relating to this Agreement (including any Work Contract) and they cannot reach agreement, the unresolved matter will be escalated between them in accordance with this clause 31.

31.2	A dispute referred for determination under this clause 31 relating to any Work Contract shall be escalated internally for resolution as follows:

31.2.1	by referral in writing (issued by either of Client and the Contractor) in the first instance to the persons designated as the stage 1 representative in Annex 9 of the Work Contract the subject of the dispute;

31.2.2	if a dispute is not resolved within two Business Days of its referral under clause 31.2.1, or such longer period as may be agreed between the parties, either Client or the Contractor may refer the dispute in the next instance to the persons designated by each party as the stage 2 representative in Annex 9 of the Work Contract the subject of the dispute;

31.2.3	if a dispute is not resolved within five Business Days of its referral under clause 31.2.2, or such longer period as may be agreed between the parties, either Client or the Contractor may refer the dispute in the next instance to the persons designated by each party as the stage 3 representative in Annex 9 of the Work Contract the subject of the dispute; and

31.2.4	if a dispute is not resolved within five Business Days of its referral pursuant to clause 31.2.3 or such longer period as may be agreed by the parties, either Client or the Contractor may refer the dispute pursuant to clause 31.4.

31.3	A dispute referred for determination under this clause 31 relating to this Agreement shall be escalated internally for resolution as follows:

31.3.1	by referral in writing (issued by either Client or the Contractor) in the first instance to the persons designated as the stage one representative being:

Stage one representative	- Client’s Contract Manager
- the Contractor’s Country Manager;

31.3.2	if a dispute is not resolved within two Business Days of its referral under clause 31.3.1, or such longer period as may be agreed between the parties, either Client or the Contractor may refer the dispute in the next instance to the persons designated by each party as the stage 2 representative being:

Stage 2 representative	- Client’s Head of General Procurement
- the Contractor’s General Counsel;

31.3.3	if a dispute is not resolved within five Business Days of its referral under clause 31.3.2, or such longer period as may be agreed between the parties, either Client or the Contractor may refer the dispute in the next instance to the persons designated by each party as the stage 3 representative being:

Stage 3 representative	- Client’s Commercial Director
- the Contractor’s CEO;

31.3.4	if a dispute is not resolved within five Business Days of its referral pursuant to clause 31.3.3 or in each case such longer period as may be agreed by the parties, either Client or the Contractor may refer the dispute pursuant to clause 31.4.

31.4

31.4.1	If any dispute has not been resolved pursuant to clause 31.2 or 31.3, as appropriate, then, subject to clause 31.6, either of Client and the Contractor may by notice in writing to the other of them refer such dispute to the London Court of International Arbitration in accordance with the rules of the London Court of International Arbitration then in force.

31.4.2	The number of arbitrators will be three; each of Client and Contractor to appoint an arbitrator and the arbitrators so appointed to appoint the third.

31.4.3	The place of arbitration will be London and the language to be used in the arbitral proceedings will be English.

31.4.4	The parties hereby waive irrevocably:

any right of appeal under the Arbitration Act 1996 in relation to any award made by the arbitration tribunal appointed in accordance with this clause 31.4; and

any right to apply to the High Court under the Arbitration Act 1996 for the determination of any question of law arising in the course of any reference to arbitration under this clause.

31.5	Notwithstanding clause 31.1 to 31.4, either Client or the Contractor may, if it reasonably regards any dispute as being of sufficient importance, immediately escalate a dispute to stage 3 (as set out in clauses 31.2.3 and 31.3.3) and any escalation subsequent to such escalation shall be in accordance with clauses 31.2.4, 31.3.4 and 31.4.

31.6	If either Client or the Contractor is unable to implement (or conclude) the arbitration provisions in clause 31.5, or is seeking injunctive or other similar equitable relief, whether pursuant to clause 36.9 or otherwise, either of Client and the Contractor may resolve the matter pursuant to clause 47.2 in the English courts.

32.	TERMINATION

32.1	Subject to clause 33.7, Client may terminate this Agreement by written notice to the Contractor either in its whole, or in relation to one or more Work Contracts, or Service Elements detailed in a Work Contract, immediately if:

32.1.1	the Contractor is in material breach of any of the terms of this Agreement and, where the breach is capable of remedy, the Contractor fails to remedy such breach within 30 days after service of a written notice from Client specifying the breach and requiring it to be remedied;

32.1.2	the Contractor makes a series of non-material breaches (which in aggregate have a material effect) and, following written notice of this served by Client upon the Contractor, the Contractor has not prepared and implemented a rectification plan which will prevent the reoccurrence of such non-material breaches within 30 days of the date of Client initial notice pursuant to this clause 32.1.2.

32.2	Client may by seven days’ prior written notice served on the Contractor terminate this Agreement, subject to clause 33.7, either in its whole, or in relation to one or more of the Work Contracts, or Service Elements detailed in a Work Contract:

32.2.1	pursuant to its rights of termination expressly referenced in clauses 7.11, 7.12, 9.4 and 15.3.3, and paragraph 6.3 in Schedule 4;

32.2.2	subject to clause 32.3, the Contractor has a change in its Control; and/or

32.2.3	any Regulatory Authority prohibits Client from receiving Services (or services similar to the Services) and/or places limits or controls on Client which are commercially unacceptable to Client and such prohibition, limit or control arises from the Contractor’s breach of clause 15.1.

32.3	It is understood between the parties that the equity securities of the Contractor may be the subject of a public offering during the term of the Agreement and Work Contracts.

32.3.1	It is agreed that in these circumstances Client may terminate the Agreement, by 60 Business Days’ prior written notice, if:

32.3.1.1	when the initial public offering is made or at any time thereafter, 30% or more of the equity securities of the Contractor become owned or under the control of a single investor who is not an investor at the date of this Agreement provided that this shall not apply to holdings of the equity securities of the Contractor by underwriters as a consequence of the initial public offering in their role as such, or holdings maintained by fund managers on behalf of unconnected groups of individual investors;

32.3.1.2	within the first two years following the Effective Date, either of the senior managers of the Contractor (being for the purposes of this clause 32.3. Vikram Talwar and Rohit Kapoor) cease to be employed by the business (save in the event of death or incapacitation of such senior managers).

32.3.2	The Contractor agrees that it shall monitor shareholdings and senior management and if any of the criteria in clauses 32.3.1.1 to 32.3.1.2 are fulfilled, the Contractor shall notify Client immediately in writing as soon as the Contractor becomes so aware.

32.3.3	Client agrees to exercise or waive its right to terminate pursuant to clause 32.3.1.1 within 30 Business Days following written notice from the Contractor pursuant to this clause 32.3 that a person or entity has obtained 30% or more of the equity securities of the Contractor.

32.3.4	If the Contractor anticipates one of the events in clause 32.3.1.1 to 32.3.1.2 occurring it may approach Client for consent to engage in such transaction, not to be unreasonably withheld or delayed. In deciding whether to consent and thereby waive its right to terminate pursuant to clauses 32.3.1.1 and 32.3.1.2, Client shall act reasonably. For the avoidance of doubt, Client may consider the nature of previous relationships with the entity, or the positioning of that entity’s business in comparison with that of Client, when assessing reasonableness.

32.4	Either of Client and the Contractor (the “Terminating Party”) may by written notice served on the other of them (the “Defaulting Party”) terminate this Agreement immediately, subject to clause 33.7, if:

32.4.1	the Defaulting Party summons a meeting of its creditors, makes a proposal for a voluntary arrangement, becomes subject to any voluntary arrangement, is unable to pay its debts within the meaning of section 123 Insolvency Act 1986, has a receiver, manager, administrator or administrative receiver appointed over any of its assets, undertakings or income, has passed a resolution for its winding-up (save for the purpose of a voluntary reconstruction or amalgamation), is subject to a bona fide petition presented to any Court for its winding-up (save for the purpose of a voluntary reconstruction or amalgamation), is subject to a bona fide petition presented to any Court for its administration, has a provisional liquidator appointed, has a proposal made for a scheme of arrangement under section 425 Companies Act 1985 representing a compromise with its creditors or is the subject of a bona fide notice to strike off the register at Companies House or is subject to an administration order;

32.4.2	the Defaulting Party has any distraint, execution or other process levied or enforced on any of its property which is not contested or paid out within 20 days of being levied or enforced;

32.4.3	the equivalent of any of the above occurs to the Defaulting Party under any jurisdiction to which that party is subject; or

32.4.4	the Defaulting Party ceases to trade.

33.	EFFECT OF TERMINATION

33.1	The termination of this Agreement, or of a Work Contract, howsoever arising is without prejudice to the rights and remedies of any party accrued prior to termination.

33.2	The clauses in this Agreement which expressly or impliedly have effect after termination will continue to be enforceable notwithstanding termination.

33.3	Notwithstanding the service of notice to terminate this Agreement or a Work Contract pursuant to clause 32 or any other express right of termination set out in this Agreement, the Contractor shall continue to provide the Services in strict accordance with the terms of this Agreement and relevant Work Contract until the date of termination of this Agreement or Work Contract and thereafter as required pursuant to clause 33.7.

33.4	Upon cessation of Services hereunder, each of Client and the Contractor shall return to the other all property of the other in its possession including Confidential Information and shall delete from its systems and/or destroy (as applicable) any Confidential Information which would otherwise remain on the Contractor’s Hardware. In addition, the Contractor shall comply with the handover and confidential destruction requirements contained in paragraph 14 of Schedule 18. This clause will not operate to the extent that such Confidential Information is required as part of the party’s records for audit purposes, or for regulatory or legislative purposes subject to that party complying on an ongoing basis with the confidentiality obligation set out in clause 36.

33.5	The parties shall comply fully with the terms of the Exit Plan (both before and after the date of termination of this Agreement or Work Contract (as applicable)) to facilitate the handover of the Services (including any necessary migration) to Client or to a third party contractor. The Contractor’s obligations in the Exit Plan shall be performed at no cost to Client save to the extent that costs and/or an incentive fee are expressed to be payable in the Exit Plan.

33.6	In addition to the provisions of clause 33.5, the Contractor shall provide such assistance as Client may reasonably require beyond any actions specified in the Exit Plan where this is necessary in order to ensure an effective handover of responsibility for the provision of the Services to Client or its nominee.

33.7	In the event that this Agreement is terminated by Client pursuant to clause 32, then notwithstanding such termination the Contractor shall continue to provide the Services or Service Elements under this Agreement (whether pursuant to one or more Work Contracts) for such period as Client may specify being a period no greater than 12 months after the relevant date of termination (such period being referred to as the “Continuation Period”) and Client shall continue to pay the Charges and all sums due in respect of the relevant Services to the Contractor during the relevant Continuation Period at the rates (as varied from time to time in accordance with the terms of the Agreement) which are or would be applicable under this Agreement as though this Agreement or Work Contract(s) were continuing in full force and effect provided that the Contractor shall have no liability (financial or otherwise) in relation to any breach or non-performance of any of its obligations under this Agreement (whether caused by its negligence or otherwise) which continues beyond the date of termination of this Agreement or Work Contract into and during any Continuation Period to the extent that such breach which was pre-existing at the date of termination of this Agreement or Work Contract continues beyond the date of termination of this Agreement or Work Contract.

33.8	The Contractor shall indemnify and keep indemnified Client from and against all claims, liabilities, costs and expenses arising from or in connection with any claim made by the employees, agents or contractors of the Contractor against Client whether during or after the term of this Agreement.

33.9	Each clause in this clause 33 shall be applied for:

33.9.1	both part termination of a Service Element or Service Elements, in which case this clause 33 shall be applied solely in respect of such Service Element or Service Elements;

33.9.2	termination of the entire Agreement; or

33.9.3	termination of one or more Works Contract, in which case this clause 33 shall be applied solely in respect of such terminated Work Contract(s).

33.10

33.10.1	In the event Client terminates this Agreement pursuant to clause 32.4 or Clause 35, the Client may at its option exercise the rights set out in Schedule 14 and Client and the Contractor shall act in accordance with the terms and principles set out in Schedule 14.

33.10.2	The Contractor shall use all reasonable endeavours to arrange its affairs in relation to the provision of the Services so as to ensure that the rights of Client set out in Schedule 14 may be exercised fully and effectively.

34.

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35.	EMPLOYEES

Client Indemnity upon entry into the Agreement

35.1	The Client shall be liable for and shall indemnify the Contractor in respect of all and any Emoluments and Employment Liabilities arising from or in connection with:

35.1.1	the transfer or purported transfer of employment to the Contractor and/or its subcontractors of any person currently or previously employed or engaged by the Client or its contractors (other than the Contractor) (collectively referred to as the “Client Staff”) arising by operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) and any equivalent or other laws, whether in the United Kingdom or India (hereinafter known as “Employment Laws”); and/or

35.1.2	any failure by the Client or its contractors to discharge in full any obligation to inform or consult appropriate representatives or employees about the transactions contemplated by this Agreement or its termination or any other matter.

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36.	CONFIDENTIALITY

36.1	In consideration of the Confidential Information being made available to a party, such party undertakes that it will:

36.1.1	use the Confidential Information solely as necessary for the purposes of this Agreement and only disclose the Confidential Information to those persons who are required in the course of their duties to receive and consider same;

36.1.2	treat and safeguard as private and confidential all of the Confidential Information and not by any means whatsoever disclose or allow access to the Confidential Information (or permit such disclosure or access) to any person whatsoever without the prior written consent of the disclosing party, and in strict accordance with the terms of such consent;

36.1.3	not without the prior written consent of the disclosing party copy by any means whatsoever any of the Confidential Information supplied or disclosed to it otherwise than as shall be necessary to fulfil its obligations under this Agreement;

36.1.4	not make any commercial use of the Confidential Information or any part thereof save as agreed in writing or to carry out its obligations under this Agreement;

36.1.5	procure that any of its advisers, agents, directors or employees to whom disclosure of any Confidential Information is to be made agree prior to such disclosure, to be bound by the obligations of this Agreement as if they were a party hereto and the party receiving the Confidential Information will be responsible for any breach of such obligations as they apply to such persons; and

36.1.6	not reveal to any person other than as permitted by clause 36.1.5, or in accordance with clause 36.3, or make any public announcement:

36.1.6.1	of the fact that it has requested or received any Confidential Information; or

36.1.6.2	giving details of any terms or conditions of or other facts relating to the Confidential Information, or to its status,

save as may be agreed between the parties in writing.

36.2	The Contractor undertakes not to use the Confidential Information to provide services to any company that is not Client, and acknowledges that Client will not give consent to any such use either verbally or in writing. Any such consent purported to be given by any employee or agent of Client will not be valid.

36.3	In the event that Client or the Contractor as appropriate provides prior written consent to allow the other of them to disclose Confidential Information to a third party, the other of them will ensure that those third parties execute a confidentiality agreement in the form of that contained in Schedule 1.

36.4	Within seven days of receipt of a written request from a party hereto, on termination of a Work Contract or this Agreement (as appropriate) each other party will, in relation to the Confidential Information held in connection with the relevant terminated Work Contract, or all Confidential Information following termination of this Agreement, return to the other parties all physical Confidential Information that is in its possession or under its custody and control and all copies thereof and will expunge any Confidential Information from any computer, word processor or other device, and all analyses, compilations, notes studies, memoranda or other documents prepared which contain Confidential Information will be destroyed and each party will deliver to the other parties a certificate signed by a director confirming compliance with the requirements of this clause 36.4.

36.5	Subject as stated in this clause, the provisions of clause 36.1 to 36.3 will not restrict any disclosure required by or essential to comply with any law or the requirements of any governmental or regulatory authority acting within the scope of its powers, provided that:

36.5.1	if possible, for requirements not falling within the scope of clause 36.5.2 Client or the Contractor, as appropriate, is given not less than five Business Days’ prior written notice of such disclosure by the other of them that is affected, and the affected party in any event takes all necessary steps at its expense to limit disclosure to the minimum required;

36.5.2	for requirements arising in connection with an IPO or similar listing relating to the Contractor or any of its Affiliates, Client shall be given not less than five Business Days’ prior written notice of such disclosure and shall fully consult with and take account of Client’s views as to the nature and requirements for such disclosure so as to in any event take all necessary steps at the Contractor’s expense to limit disclosure to the minimum required; and

36.5.3	the Contractor shall, in any event, not make any disclosure relating to the entering into of this Agreement and naming or identifying Client or any Affiliate of Client, prior to Client making such disclosure to its employees, such disclosure to be notified to the Contractor as soon as practicable.

36.6	Each of Client and the Contractor will be fully responsible for instituting, maintaining, implementing and enforcing all security or other measures to comply with its obligations under this clause 36.

36.7	Client makes no representation, express or implied, or gives any warranty with respect to the accuracy or completeness of Confidential Information supplied by Client or any oral communication in connection therewith. However, where the Contractor specifically advises Client in writing that it, acting reasonably, will be relying on the content of specific Confidential Information in the provision of the Services and Client acting reasonably confirms its agreement to this then the Contractor shall not be liable for any failure on its part to provide the Services in accordance with this Agreement to the extent that such failure is directly caused by errors or inaccuracy in such Confidential Information.

36.8	All Confidential Information supplied or disclosed by a party will remain the property of such party.

36.9	Without prejudice to any other rights or remedies under this Agreement, the parties acknowledge and agree that damages would not be an adequate remedy for any breach of the provisions of this clause 36, and an affected party will be entitled without proof of special damage to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such provision by any other party.

36.10	The Contractor acknowledges that Client may be subject to the FOIA both at the Effective Date and to a greater or lesser degree at a later date. The Contractor will act in accordance with the FOIA (and any other applicable codes of practice or guidance notified to the Contractor from time to time relating to the supply of information) to the extent that they apply to the Contractor’s performance under this Agreement.

36.11	The Contractor agrees that without prejudice to the generality of this clause 36, the Contractor provisions of this clause 36 are subject to the respective obligations and commitments of Client under the FOIA and where Client is managing a request thereunder, the Contractor shall co-operate with Client making the request and shall respond within five Business Days of any request by it for assistance in determining how to respond to a request for disclosure.

36.12	The Contractor shall and shall procure that its sub-contractors shall:

36.12.1	transfer any request for information, as defined under section 8 of the FOIA or the Environmental Information Regulations 2004, to Client as soon as practicable after receipt and in any event within five Business Days of receiving a request for information (and Client shall provide such explanations as the Contractor shall require to allow the Contractor to understand what information it needs to supply);

36.12.2	provide Client with a copy of all information in its possession or power in the form that Client requires within five Business Days (or such other period as Client may specify) of Client requesting that Information; and

36.12.3	provide all necessary assistance as reasonably requested by Client to enable Client to respond to a request for information within the time for compliance set out in section 10 of the FOIA or the Environmental Information Regulations 2004.

36.13	The restrictions upon Confidential Information contained in this clause 36 will continue to apply after the termination of this Agreement without limit in time until the relevant Confidential Information is no longer confidential (other than as a result of a breach by any party of their obligations under this Agreement).

36.14	Each of the parties warrant that it has not made or published any statement relating to, or disclosed any Confidential Information prior to the date of this Agreement which would constitute a breach of the duty of confidentiality under this Work Contract if it had occurred after the date of this Agreement.

36.15	During the final six months of the term of a Work Contract and/or the Agreement including during the period of any extension, or following a notice of termination of this Agreement or a Work Contract as appropriate being issued by either of Client or Contractor, Client may reveal Confidential Information to any third party to whom it is considering transferring the Service, provided that Client shall procure that any such third party first agrees in writing to comply with confidentiality obligations in terms equivalent to those contained in this clause 36 for the benefit of the Contractor.

37.	ANNOUNCEMENTS/PUBLICITY

Save as otherwise set out in this Agreement, no announcement, circular, advertisement or other publicity in connection with this Agreement, its subject matter, the fact that the parties are parties to it or any ancillary matter, including relating to a Work Contract, will be made or issued by or on behalf of Client or the Contractor (save, subject to what is set out in clause 36.5, as required by law) without the prior written consent of the Authorised Representative of the other of them (such consent not to be unreasonably withheld or delayed).

38.	ENTIRE AGREEMENT

38.1	This Agreement and the Data Protection Agreement and all Work Contracts made under this Agreement contain all terms which the parties have agreed in relation to the subject matter of this Agreement, and supersede any prior written or oral agreements, representations or understandings between the parties in relation to such subject matter.

38.2	The parties acknowledge that this Agreement, the Data Protection Agreement and all Work Contracts made under this Agreement have not been entered into wholly or partly in reliance on, nor has any party been given any warranty, statement, promise or representation made by or on their behalf and other than as expressly set out in this Agreement, the Data Protection Agreement and all Work Contracts made under this Agreement. To the extent that any such warranties, statements, promises or representations have been given, the recipient party unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have in relation to them.

38.3	Nothing in this clause 38 will exclude nor limit any liability which a party would otherwise have to another of the parties in respect of any statements made fraudulently.

39.	NOTICES

Services of Contractual Notices

39.1	Any notice, demand or communication in connection with this Agreement will be in writing and may be delivered by hand, Special Delivery post or facsimile (but not by email), addressed to the recipient at its registered office or its address or facsimile number as the case may be stated in clause 39.4 below and will be marked for the attention of the individual(s) stated in clause 39.4 (or such other address or facsimile number or person which the recipient has notified in writing to the sender in accordance with this clause 39, to be received by the sender not less than seven Business Days before the notice is despatched).

39.2	The notice, demand or communication will be deemed to have been duly served:

39.2.1	if delivered by hand, at the time of delivery;

39.2.2	if delivered by Special Delivery post, 48 hours after being posted or in the case of Airmail, ten Business Days after being posted;

39.2.3	if delivered by facsimile, at the time of transmission, provided that a confirming copy is sent by Special Delivery or Airmail post to the other party within 24 hours after transmission;

provided that, where in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs either after 4.00 pm on a Business Day, or on a day other than a Business Day, service will be deemed to occur at 9.00 am on the next following Business Day (such times being local time at the address of the recipient).

39.3	Service by facsimile is a valid means of service only where service of the original notice, demand or communication is not required.

39.4	The addresses and facsimile numbers for the parties are as follows:

Client	Contractor

FAO The Company Secretary	FAO The President

Centrica plc	EXL US

Millstream, Maidenhead Road, Windsor, Berkshire, SL4 5GD	350 Park Avenue, 10th Floor, New York, NY 10022, USA

Facsimile: +44 1753 494602	Facsimile: (+1) 212-277-7111

39.5	For the avoidance of doubt the service of any notice in accordance with the above provisions on EXL US addressed to 350 Park Avenue, 10th Floor, New York, NY 10022, USA shall constitute effective service of such nature on the Contractor.

Service of Court Documents

39.6	For the avoidance of doubt, where proceedings have been issued in the Courts of England and Wales, the provisions of the Civil Procedure Rules must be complied with in respect of the service of documents in connection with those proceedings.

39.7	EXL US and EXL India irrevocably agrees that any claim form, order, judgment or other process (“Service Document”) may be sufficiently and effectively served on both EXL US and EXL India in connection with any proceedings in England and Wales arising out of or in any way connected after this Agreement (“proceedings”) by service on the United Kingdom service agent at ExlService (UK) Limited, Russell Bedford House, City Forum, 250 City Road, London EC1V 2QQ (the “agent” for service).

39.8	If the agent referred to in clause 39.7 (or any replacement agent notified by EXL US and EXL India to Client in writing from time to time) ceases for any reason to act as such, EXL US and EXL India will forthwith appoint a replacement agent having an address for service in England or Wales and immediately notify Client of this change in writing.

40.	WAIVER

40.1	The failure or delay by any party to this Agreement in exercising any right, power or remedy of that party under this Agreement will not in any circumstances impair such right, power or remedy nor operate as a waiver of it.

40.2	Subject as expressly provided in this Agreement the rights, powers and remedies provided in this Agreement are exclusive of any rights, powers and remedies provided by law.

40.3	Any waiver of a breach of, or default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

41.	INVALIDITY AND SEVERABILITY

If at any time any clause or part of this Agreement or any Work Contract is found by any court, tribunal or administrative body of competent jurisdiction to be wholly or partly illegal, invalid or unenforceable in any respect under the law of England and Wales or India:

41.1	that will not affect any other provisions of this Agreement or Work Contract which will remain in full force and effect except where it deprives one of the parties of a substantial part of the benefit intended to be derived by it from this Agreement or Work Contract without providing any corresponding benefit;

41.2	the parties will in good faith amend and, if necessary, novate this Agreement or Work Contract to reflect as nearly as possible the spirit and intention behind that illegal, invalid or unenforceable provision so that the amended clause complies with the laws of that jurisdiction; and

41.3	if the parties cannot agree upon the terms of any amendment or novation within six months of the date upon which a clause was determined to be wholly or partly illegal, invalid or unenforceable, then the parties agree to submit the terms of the amendment or novation to a mediator at the Centre for Effective Dispute Resolution for determination. The parties agree that the mediator’s decision in this respect will be final and binding.

42.	ASSIGNABILITY

42.1	The Contractor may not assign, delegate, transfer or otherwise dispose of any of its rights or responsibilities under this Agreement without the prior written consent of Client, such consent not to be unreasonably withheld or delayed.

42.2	Subject to clause 42.4, Client may without consent assign, delegate or transfer its rights or responsibilities under this Agreement to any member of the Client Group company from time to time provided that there is no change to the jurisdiction to which the Client must provide the Services and no change to the nature of Services being provided by the Contractor. Client will serve a written notice upon the Contractor prior to exercising its right pursuant to this clause 42.2.

42.3	Subject to clause 42.4, in the event that clause 42.2 does not apply, Client may assign, delegate, transfer or otherwise dispose of its rights or responsibilities under this Agreement to any company from time to time provided that such company’s most recently published balance sheets and a current credit rating (procured from Standard & Poors or an equivalent reputable international credit reference agency acceptable to both Client and the Contractor) collectively indicate to the reasonable satisfaction of Client and the Contractor that such company is sufficiently creditworthy to carry out the obligations of Client under this Agreement. Client will serve a written notice seeking consent from the Contractor prior to exercising its right pursuant to this clause 42.3, such consent not to be unreasonably withheld or delayed.

42.4	Client may not assign or transfer its rights or responsibilities under this Agreement to any of the ten largest UK-based entities whose sole or primary activities are the carrying on of the business of the provision of life insurance services or the ten largest UK-based entities whose sole or primary activities are the carrying on of the business of the provision general insurance services.

43.	GROUP BENEFIT

43.1	Companies which are a member of the Client Group have the right to enforce any terms of this Agreement which confer a benefit upon them in accordance with the Contracts (Rights of Third Parties) Act 1999.

43.2	The parties reserve the right to rescind or vary this Agreement or waive, modify or vary any term of it without the consent of any Client Group companies (save for Client).

44.	SUBCONTRACTING

44.1	The Contractor shall not be entitled to appoint a contractor or an agent for the provision of any part of the Services without the prior written consent of Client and, if Client grants such consent, the agent or contractor so appointed will be a “Permitted Contractor”.

44.2	In the event that the Contractor appoints a Permitted Contractor the Contractor shall, as between Client and the Contractor, be liable for the acts or omissions of the Permitted Contractor as if they were the Contractor’s own acts or omissions including compliance with the KPIs.

44.3	Each Permitted Contractor must enter into a confidentiality agreement with the Contractor for the benefit of Client, strictly in the form set out in Schedule 1. Until such a confidentiality agreement is signed the Permitted Contractor shall not commence its services for the Contractor and shall not be granted any access to any Confidential Information.

45.	NO PARTNERSHIP

45.1	Nothing contained in this Agreement, and no action taken by the parties pursuant to this Agreement, will be deemed to constitute a relationship between the parties of partnership, joint venture, principal and agent or employer and employee. Neither of Client or the Contractor has, nor may it represent that it has, any authority to act or make any commitments on the other’s behalf, other than as expressly stated in this Agreement or as required for the purposes of providing the Services pursuant to this Agreement.

46.	AMENDMENT

46.1	No amendment to the Agreement will be effective unless it is agreed in writing and signed by a duly Authorised Representative of each of Client and the Contractor (who is in each case an individual of escalation stage 2 or higher in clause 31.3.)

47.	LAW AND JURISDICTION

47.1	The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement or of any Work Contract entered into pursuant to this Agreement will be governed by English law.

47.2	Subject to clause 31.4, the courts of England will have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. The parties irrevocably agree to submit to that jurisdiction.

48.	COUNTERPARTS

This Agreement may be entered into by the execution by the parties of this document, or by the execution by the parties of two or more identical copies of this document including by facsimile (in this latter case, each copy will be deemed to be a counterpart, and all such documents taken together will be deemed to form one contract).

49.	NON-SOLICITATION

Save where agreed pursuant to an Exit Plan or where expressly permitted pursuant to clause 33.10 and Schedule 14, Client agrees that it shall not during the term of this Agreement solicit for the purposes of employment members of staff of the Contractor engaged in the performance of the Services. For the avoidance of doubt this shall not preclude Client offering employment to any person approaching Client in response to a published advertisement (not specifically directed at Staff) with no inducement or solicitation on the part of Client.

AS WITNESS the hands of the duly authorised representatives of the parties on the date stated at the beginning of this Agreement.

SIGNED by Mark Clare	)
duly authorised to sign for and on behalf of	)
CENTRICA plc	)
in the presence of:	)

SIGNED by Rohit Kapoor	)
duly authorised to sign for and on behalf of	)
EXLSERVICE HOLDINGS, INC.	)
in the presence of:	)

SIGNED by Vikram Talwar	)
duly authorised to sign for and on behalf of	)
exl Service.com (India) Private Limited	)
in the presence of:	)